                                                                    EXHIBIT 10.3

                                 LEASE BETWEEN


                      WASHINGTON BUSINESS PARK ASSOCIATES


                                      AND


                            INTEGRAL SYSTEMS, INC.

                               TABLE OF CONTENTS

1.   Access.............................................................................    8
2.   Accord and Satisfaction............................................................   12
3.   Amendment..........................................................................   10
4.   Applicable Law.....................................................................   13
5.   Assignment, Letting, Subletting....................................................    5
6.   Attorney's Fees....................................................................   10
7.   Binding Effect.....................................................................   11
8.   Broker's Indemnification...........................................................   13
9.   Building Services..................................................................    3
10.  Casualty...........................................................................    5
11.  Construction Conditions............................................................    7
12.  Condemnation.......................................................................    7
13.  Entire Agreement...................................................................   13
14.  Estoppel Certificate...............................................................   12
15.  Holdover Tenancy...................................................................   10
16.  Improvements and Alterations by Tenant.............................................    5
17.  Insurance; Indemnity...............................................................    3
18.  Landlord's Reserved Rights.........................................................   11
19.  Liens and Insolvency...............................................................    6
20.  Limitation of Landlord's Liability.................................................   11
21.  Notices............................................................................   11
22.  Occupancy:  Lease Commencement Date................................................    7
23.  Parking............................................................................    8
24.  Prepaid Rent and Security Deposit..................................................    3
25.  Quiet Enjoyment, Inability to Perform..............................................   10
26.  Relocation.........................................................................    6
27.  Removal of Property................................................................    9
28.  Rent...............................................................................    2
29.  Repairs............................................................................    4
30.  Riders and Attachments.............................................................   11
31.  Rules and Regulations..............................................................    8
32.  Severability.......................................................................   12
33.  Signs..............................................................................    8
34.  Subordination......................................................................   13
35.  Tenant's Default...................................................................    9
36.  Tenant's Property..................................................................    5
37.  Terms and Definitions..............................................................    1
38.  Time...............................................................................   13
39.  Uses...............................................................................    1
40.  Utilities..........................................................................    3
41.  Waiver.............................................................................   12
42.  Waiver of Subrogation..............................................................    4

                                     LEASE

This lease is made between Integral Systems, Inc., whose address is 9701-A Philadelphia Court, Lanham, MD 20706 ("Tenant") , and WASHINGTON BUSINESS PARK ASSOCIATES ("Landlord") on this lst day of April 1987.

1.  TERMS AND DEFINITIONS
    ---------------------

    A. "Leased Premises" shall mean the 21,300 square feet of office, R&D and warehouse space, as described in Exhibit A attached hereto and made a part hereof.

    B. "Building" shall mean the multi-tenant-building located at 5000-A Philadelphia Way at the development in Lanham, Maryland.

    C. "Project" shall mean the Washington Business Park, located in Lanham, Maryland.

    D. "Lease Commencement Date" shall mean June 15, 1987, or as may be adjusted pursuant to paragraph 17 below.

    E.    "Lease Term" shall mean 60 months from the Lease Commencement Date.

    F. "Base Rent" shall mean $220,110.00 (Two hundred twenty thousand one hundred ten and 00/100 Dollars) per year, payable for the convenience of Tenant each month in installments of $18,342.50.

    G. "Tenant's Estimated Share of Operating Expenses" shall mean for the first year of this lease $22,365.00, which shall be adjusted thereafter pursuant to the terms of paragraph 3.

    H. "Tenant's Total Square Footage" shall mean 21, 300 square feet; "Total Building Square Footage" shall mean 100,000 square feet; "Tenant's Prorata Share" shall mean 21.30%.

    I. "Deposit" shall mean $22,000.00, and "Tenant's Prepaid Rent" shall mean $-0- (which represents the last -0- month(s) of Base Rent).

    J. "Permitted Purpose" shall mean use of the Leased Premises offices and labs for computer and engineering services.

    K.    "The Broker of Record" shall mean  none.

    L.    "Authorized Number of Parking Spaces" shall mean 75 spaces.

    M. IT IS UNDERSTOOD AND AGREED THAT THE LEASE DATED NOVEMBER 10, 1984 BETWEEN THE PARTIES HERETO FOR THE PREMISES AT 9701-A PHILADELPHIA COURT WILL BECOME NULL AND VOID UPON THE COMMENCEMENT DATE OF THIS LEASE.

2.  USES
    ----

    A. Tenant agrees continuously to use and occupy the Leased Premises for the Permitted Purpose only, and for no other purpose. Tenant covenants to comply with the provisions of all recorded covenants, conditions and restrictions, including but not limited to the Declaration of Restrictive Easements and Covenants recorded on July 14, 1975, and all building, zoning, fire and other governmental laws, ordinances, regulations or rules applicable to the Leased Premises and all requirements of the carriers of insurance covering the Project. Tenant shall not do or permit anything to be done in or about the Leased Premises, or bring or keep anything in the Leased Premises that may increase the fire and extended coverage insurance premium upon the Building; that may injure the Building; may constitute waste; or be a nuisance, public or private, or menace to tenants of adjoining premises or anyone else.

    B. Tenant agrees that it has determined to Tenant's satisfaction that the Leased Premises can be used for the purpose for which they are leased and waives any right to terminate this lease in the event the Leased Premises cannot be used for such purposes or for any reason may not be used for such purposes during the Lease Term.

    C. By taking possession hereunder ON THE LEASE COMMENCEMENT DATE, Tenant shall have acknowledged that it has examined the Leased Premises and accepts the same as being in the condition called for by this lease.

3.  RENT
    ----
    A. Tenant covenants and agrees to pay to Landlord during the term of this lease (at the place specified for notice in paragraph 30 below) the Base Rent without deduction or set off, payable for the convenience of Tenant each month, in advance on the first day of each calendar month. Tenant also covenants and agrees to pay to Landlord the Additional Rent as described in paragraph 3B below. (Base Rent and Additional Rent, together with other amounts which may be payable by Tenant to Landlord under this lease (shall sometimes be referred to collectively as "Rent"). Rent for any fractional calendar month, at the beginning or end of the term, shall be that proportion of the monthly installment which the number of days during such month bears to the total number of days in the month. Rent not paid when due shall begin to bear interest on the date when due at a rate of 15% PER ANNUM or the lawful penalty interest allowed in Maryland, whichever is lower.

    B. (i) For purposes of this lease, "lease year" shall mean each successive twelve consecutive month period, beginning from the Commencement date.

    C. (i) In addition to the Base Rent, the Tenant shall pay Tenant's Prorata Share of Building Operating Costs. Building Operating Costs shall be all expenses relating to the Building including, but not limited to, real estate taxes, sales, franchise, business, corporation or any other taxes (except income taxes) based on rents, Landlord's insurance (as defined in paragraph 7 below), utilities not separately metered to individual tenants, maintenance, except where otherwise provided, repairs, operating supplies, building services, snow removal, landscaping, litter removal, tools, materials, labor for management and maintenance, resurfacing, repainting and restriping of parking areas, car stops, and security. They will not include monies spent for legal services, tax accounting, interest, depreciation, executive salaries or expenditures of a capital nature (except to the extent that such expenses otherwise cause a reduction of the Building Operating Costs without a reduction of services; in such case, that part of the capital expense attributable to the lease year under good accounting practices shall be included in the Building Operating Costs).

          (ii) In addition to the Base Rent, the Tenant shall also pay Tenant's Prorata Share of Project Operating Costs. Project Operating Costs shall include all expenses relating to that part of the Project which has been improved with buildings owned by Landlord and for which services are rendered which are shared in common with the Building (but not relating to the Building, other buildings or vacant land in the Project) including, but not limited to, maintenance, repairs, operating supplies, property management and servicing, snow removal, landscaping, and security. They will not include monies spent for legal services, tax accounting, interest, depreciation, executive salaries or expenditures of a capital nature (except to the extent that such expenses otherwise cause a reduction of the Operating Costs without a reduction of services; in such case, that part of the capital expense attributable to the lease year under good accounting practices shall be included in the Operating Costs). (Tenant's share of Building and Project Operating Costs will sometimes be referred to herein as "Additional Rent.")

    D. Tenant shall pay monthly, in addition to the Base Rent, Tenant's Estimated Share of Operating Costs which shall represent Landlord's best estimate as to the amount of Tenant's Prorata Share of Building and Project Operating Costs. Exhibit D attached hereto sets forth Landlord's estimate of the Operating Costs. THE INFORMATION SET FORTH IN EXHIBIT D SHALL NOT BE BINDING UPON LANDLORD AND SHALL IN NO WAY LIMIT TENANT'S OBLIGATION TO PAY ADDITIONAL RENT AS DESCRIBED ABOVE. Annually or from time to time, after assessing past and estimated operating cost data, the Landlord may adjust the monthly operating cost payment provided for herein upward or downward to reflect more accurately anticipated monthly costs. All payments due at least 20 days after the revision notice shall he made at the new rate.

    As of the close of each calendar year, Landlord shall compute the actual cost of operating the Project for the previous twelve-month period (if the Building has been operating for less than twelve months, the cost of operating the Building for a year shall be determined by dividing the actual operating costs by the number of days of actual operation and multiplying by 365). Landlord shall deliver to Tenant notice of such cost and the amount due, if any, from Tenant no later than April 15 of the year immediately subsequent to the year to which such costs relate. Tenant shall reimburse Landlord within 30 days after notice of any deficiency between estimated operating costs paid and actual costs incurred. In the event of overpayment by Tenant, the Landlord shall apply the excess to the next successive installments of Rent due hereunder unless there are no further rent payments due from Tenant, in which case Landlord shall pay such excess to Tenant within 30 days of notice.

    Landlord shal1, upon Tenant's request, deliver to Tenant a written accounting showing how operating costs were calculated for the Building.

4.  PREPAID RENT AND SECURITY DEPOSIT
    ---------------------------------

    Tenant has this date paid to Landlord the Deposit and Tenant's Prepaid Rent as security for performance of Tenant's obligations. In the event Tenant fully complies with all the terms and conditions of this lease, but not otherwise, the Deposit shall be refunded to Tenant, with interest as required by law, upon expiration of this lease. Landlord may, but is not obligated to, apply a portion of the Deposit to cure any default hereunder and Tenant on notice shall replenish the amount necessary to provide the full deposit.

5.  UTILITIES
    ---------

    Tenant shall be solely responsible for and promptly pay all charges for heat, gas, electricity and other utilities used or consumed and metered on the Leased Premises. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall such interruption or curtailment constitute a constructive eviction or grounds for rental abatement (except to the extent Landlord may receive proceeds from rent abatement insurance for the Demised Premises) in whole or in part

6.  BUILDING SERVICES
    -----------------

    Landlord agrees to maintain all parking and exterior areas, which maintenance shall include lighting, gardening, cleaning, sweeping and painting. Landlord shall maintain and repair the exterior of the Building, its structural portions and the roof.

    Landlord shall not be liable in any event, nor shall Rent be abated, because of interruption of Building Services, UNLESS DUE TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.

7.  INSURANCE; INDEMNITY
    --------------------

    A. Landlord shall secure and maintain throughout the term of this lease insurance (the cost of which shall be a Building Operating Cost) in amounts and form within Landlord's sole discretion:

          1) Fire insurance with extended coverage endorsements attached in the amount of the full insurable value of the Building (with a $1,000 deductible);

          2) Comprehensive Public Liability Insurance (including bodily injury and property damage insurance) for the Project (not including the Leased Premises or other tenant occupied space);

          3) Rental Abatement Insurance against abatement of loss of rent in case of fire or other casualty.

          4) Landlord may, but is not obligated to, purchase such other insurance customarily purchased, from time to time, by first class office building owners and managers in the Washington area and treat the cost thereof as a Building Operating Cost. Landlord may charge Tenant with any excess cost of the insurance described in this subparagraph due to the particular use of the Leased Premises by Tenant.

    B. Tenant shall, at its own expense, procure and maintain throughout the term of this lease:

          1) Comprehensive Public Liability Insurance without deductible insuring Tenant's activities with respect to the Leased Premises against loss, damage or liability for personal injury or death, Lessor's damage to property or commercial loss occurring on or about the Leased Premises, in amounts no less than:

               (a) $1,000,000 with respect to personal injury or death to any one person;

               (b) $5,000,000 with respect to personal injury or death arising out of any one occurrence;

               (c) $1,000,000 with respect to property damage arising out of any one occurrence.

          2) Workmen's Compensation Insurance in at least the statutory amounts with respect to any work or other operation in or about the Leased Premises.

    Landlord and Landlord's mortgagee shall be named as an additional insured under such insurance and such insurance shall be primary and non-contributing with any insurance carried by the Landlord. The liability insurance policy shall contain endorsements requiring 30 days' notice to Landlord prior to any cancellation or any reduction in amount of coverage. Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Leased Premises (but not to its obligation to pay rent) a certificate or certificates evidencing such insurance. Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for injury to Tenant, its agents, employees, invitees, or third persons in or about the Lease Premises from any cause arising at any time except the negligence or willful misconduct of Landlord, its agents, employees or invitees.

    C. Tenant shall indemnify and hold Landlord harmless from and against all demands, suits, fines, liabilities, losses, damages, costs and expenses (including legal expenses) which Landlord may incur or become liable for as a result of any breach by Tenant, its agents, employees, officers, contractors, invitees or licensees of the terms or covenants of this lease or any other of the acts or omissions of Tenant, its agents, employees, officers, contractors, invitees or licensees.

8.  WAIVER OF SUBROGATION
    ---------------------

    Tenant and Landlord each releases and relieves the other and waives its entire right of recovery against the other for loss or damage arising out of or incident to the perils of fire, explosion, or any other perils described in the "extended coverage" insurance endorsement approved for use in Maryland, which occurs in, on or about the Leased Premises, whether due to the negligence of either party, their agents, employees, invitees or otherwise.

9.  REPAIRS
    -------

    Subject to Landlord's duty to provide the Building Services, Tenant agrees to maintain in a neat, clean and sanitary condition and keep in good repair, the interior of the Leased Premises. Such maintenance and repair shall be at the sole cost of Tenant and shall include but not be limited to the maintenance and repair of floor coverings, ceilings and walls, front and rear doors, and all glass on the Leased Premises. Tenant shall, within 30 days after occupancy and for the remainder of the Lease term or extensions thereof, have in force a service contract for the maintenance of the Heating, Ventilating and/or Air Conditioning equipment servicing the premises. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for 5 days after written notice from Landlord, Landlord may perform any such required maintenance and repairs and the cost thereof shall be Additional Rent payable by Tenant within 10 days of receipt of an invoice from Landlord.

10. TENANT'S PROPERTY
    -----------------

    Furnishings, trade fixtures and equipment installed by Tenant shall be the property of Tenant subject to paragraph 25. On termination of the lease, if Tenant is not in default, Tenant may remove any such property and shall remove any such property if directed by Landlord. Tenant shall repair the Premises to the same condition as when the term commenced, ordinary wear and tear excepted, or reimburse Landlord for the cost of so repairing the Premises. If Tenant fails to remove such property as required under this lease, Landlord may do so and Landlord shall not be liable for any loss or damage to the property of Tenant which may occur during Landlord's removal thereof.

11. IMPROVEMENTS AND ALTERATIONS BY TENANT
    --------------------------------------

    Without Landlord's prior written approval, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD NOR SHALL LANDLORD'S RESPONSE TO SUCH REQUEST BE DELAYED BEYOND 30 DAYS FROM RECEIPT THEREOF, Tenant may not make, such additional improvements or alterations to the Leased Premises which it may deem necessary or desirable. Any such improvements or alterations by Tenant shall be done, at Tenant's expense, by a licensed contractor approved by Landlord in conformity with plans and specifications approved by Landlord. If requested by Landlord, Tenant will post a bond or other security satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. All work performed shall be done in a good and workmanlike manner and with materials (where not specifically described in the specifications) of the quality and appearance comparable to those in the Building, and shall become the property of the Landlord.

12. CASUALTY
    --------

    If the Leased Premises or the Building are destroyed or damaged by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Landlord may, at Landlord's option, proceed with reasonable diligence to rebuild and restore the Leased Premises or such part thereof as may be destroyed or damaged, provided that within thirty days after such damage or destruction Landlord shall in writing notify Tenant of Landlord's intention to do so, and during the period of such rebuilding and restoration, the Rent shall be abated in the same ratio as the square footage in the portion of the Leased Premises rendered untenantable shall bear to the total square footage in the Leased Premises. If Landlord shall reasonably determine that such destruction or damage cannot be repaired within 180 days from the date of notice, it shall so notify Tenant within thirty days. In such event, either Landlord or Tenant may within 20 days after such notice, terminate this Lease. If neither party terminates the Lease during that 20 day period, this lease shall remain in effect and Landlord shall diligently proceed to repair or reconstruct the Leased Premises and Rent shall abate as set forth above.

13. ASSIGNMENT, LETTING AND SUBLETTING
    ----------------------------------

    A. Tenant, its legal representatives and successors in interest shall not, directly or indirectly, mortgae, pledge, assign, let or sublet or permit the mortgaging, pledging, assigning, letting or subletting of this lease, or any part thereof, or permit any part of or all of the Leased Premises to be used or occupied by another, without first obtaining the written consent of Landlord WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD NOR SHALL LANDLORD'S RESPONSE TO SUCH REQUEST BE DELAYED BEYOND 30 DAYS FROM RECEIPT THEREOF. If Tenant is a corporation, any transfer of this lease from Tenant by merger, consolidation, reorganization or liquidation or any change in the ownership, or power to vote the majority of the outstanding voting stock of Tenant shall constitute an assignment for the purposes of this paragraph. Any such assignment made without Landlord's approval shall be voidable by Landlord. Any approval by Landlord, unless specifically stated therein, shall not relieve Tenant from its obligations under this lease.

    B. In addition to any other reasonable bases, Landlord shall be deemed to be reasonably withholding its consent to any such assignments, letting or subletting, if such assignment, letting or subletting would result in the assignment, leasing or subleasing of,

          (i) the Leased Premises to any party, business or lessee who proposes to conduct a business therein which is not in conformance with the provisions of paragraph 2 hereof; or

          (ii) less than the whole of the Leased Premises, unless to an entity controlled by or under common control with Tenant.

          (v) the Leased Premises to a party whose financial condition and credit rating in Landlord's sole judgment is not equal to or better than that of Tenant's

          (vi) the Leased Premises to a party whose business is of a character which does not in Landlord's sole opinion comport with the character of the Building.

     D. Within 20 days of receipt of any request by Tenant to consent to an assignment, letting or subletting, Landlord may elect in writing to cancel this
lease as to that part of the Leased   Premises subject to the proposed
assignment, letting or subletting, and this lease shall cease as to that part of the Leased Premises on the date which the proposed assignment, letting or subletting was to be effective.

14. LIENS AND INSOLVENCY
    --------------------

    Tenant shall keep the Leased Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. If at any time a lien or encumbrance is filed against the Leased Premises or the building as a result of Tenant's failure to satisfy same, Tenant shall promptly discharge said lien or encumbrance, and if said Lien or encumbrance has not been removed within thirty days from the date it is filed or recorded against the Leased Premises or the building, Tenant agrees it will deposit with Landlord in cash an amount equal to one hundred percent of the amount of the lien of the person or concern filing the lien and shall have the same on deposit with Landlord until said lien is discharged. In the event Tenant becomes insolvent, voluntarily or involuntarily bankrupt, or if a receiver, assignee or other liquidating officer is appointed for the business or property of the Tenant, then the Landlord shall have the right and option to terminate this lease at any time by notice to Tenant.

15. RELOCATION
    ----------

    The Landlord shall have the right at any time, notwithstanding anything contained herein, to relocate at Landlord's expense the Leased Premises on any floor of the Building provided that the new location of the Leased Premises shall be similar in dimension and that the rent for the Leased Premises shall remain unchanged. Should the Landlord give the Tenant written notification of the relocation of the Leased Premises after the Tenant has commenced the approved installation of partitioning or other improvements, the Landlord will furnish the Tenant with similar partitioning and other improvements of equal quality. The relocation of the Leased Premises shall not affect any of the other clauses or conditions of the lease.

16. CONDEMNATION
    ------------

    If the whole or any part of the Leased Premises shall be taken under power of eminent domain or like power, or sold under imminent threat thereof to any public authority or private entity having such power, this agreement shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority or entity. Rent for the remaining term shall be reduced in the proportion that the total square footage of the Leased Premises is reduced by the taking. If a partial taking or sale (i) substantially reduces the area of the Leased Premises resulting in a substantial inability of Tenant to use the Leased Premises for Tenant's business purposes, or (ii) renders the Building commercially unviable to Landlord (in Landlord's sole judgment), Tenant in the case of (i) and Landlord in the case of (ii) may terminate this agreement by notice to the other party within 30 days after the terminating party receives a written notice of the portion to be taken or sold, to be effective 180 days thereafter or when the portion is taken or sold whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically for Tenant's trade fixtures and relocation costs, provided such awards do not reduce Landlord's award.

17. OCCUPANCY:  LEASE COMMENCEMENT DATE
    -----------------------------------

    The Leased Premises shall be ready for occupancy on such date that the Improvements are completed substantially in accordance with the terms of paragraph 18.A. below, subject only to items which will not materially affect the use of the Leased Premises by Tenant for the purposes for which they are intended. If the Leased Premises are not ready for occupancy by the Scheduled Lease Commencement Date (as set forth in subparagraph 1.D. above) then the Lease Commencement Date shall be adjusted to be that date 5 days after Landlord shall notify Tenant that the Leased Premises are ready for occupancy (subject to the provisions which follow).

    If Landlord fails to cause the Leased Premises or any portion thereof to be ready for occupancy at the time of the Scheduled Lease Commencement Date, (i) neither Landlord nor Landlord's agents shall be liable for any damage, loss, liability or expense caused thereby, nor (ii) shall this lease become void or voidable (unless such inability continues for more than 90 days, in which case Tenant may, upon 20 days' written notice to Landlord, terminate this lease). LANDLORD AGREES TO USE HIS BEST EFFORTS TO PROVIDE TENANT WITH INTERIM SPACE IN WHICH TO OPERATE SHOULD THE OCCUPANCY DATE PROVIDED HEREUNDER BE DELAYED BY MORE THAN 15 DAYS.

18. CONSTRUCTION CONDITIONS
    -----------------------

    With respect to construction of the improvements described in Exhibit A, attached hereto and made a part hereof ("Improvements"), it is agreed that:

    A.    Landlord shall construct the Improvements described in Exhibit A.

    B. Landlord makes no representations or warranties as to the sufficiency of the plans and specifications to meet the requirements of Tenant's business. Prior to or during Landlord's construction activities, the parties may agree upon changes in the plans and specifications. If any change in the plans or specifications increases the cost of work or materials or the time required for completion of construction, Tenant shall reimburse Landlord for such increase in cost at the time the increased cost is incurred and shall reimburse Landlord for any loss in rent at the time the rent would have become due.

    C. Landlord shall bear the risk of loss to the Improvements until the term of the lease commences, but has no obligation to insure against such losses.

    D. Tenant may inspect the property from time to time but neither Tenant nor its agent shall exercise any control over the persons performing construction activities on the Project or Improvements.

    E. Tenant, its employees, contractors, agent and invitees shall not have any claim against Landlord for any personal injury or property damage arising during or from construction activities.

19. RULES AND REGULATIONS
    ---------------------

    Tenant covenants that Tenant and its agents, employees, invitees, or those claiming under Tenant will at all times observe, perform and abide by all the general rules and regulations promulgated by Landlord from time to time.

20. PARKING
    -------

    Tenant and its employees and invitees shall have the exclusive right to use the Authorized Number of Parking Spaces designated by Landlord pursuant to the rules and regulations relating to parking adopted by Landlord from time to time. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord reserves the right in its absolute discretion to assign to any tenant specific parking spaces for its exclusive use (provided such assignment does not materially limit the number of spaces available for Tenant's use). Landlord may, at its own discretion, change the location and nature of the parking spaces available to Tenant, its employees and invitees, provided that after such change, there shall be available to Tenant and its employees and invitees approximately the same number of spaces as available before the change.

21. ACCESS
    ------

    Tenant shall permit Landlord to enter the Leased Premises at reasonable times for the purpose of inspecting, altering and repairing the Leased Premises and ascertaining compliance by Tenant with the provisions of this lease. Landlord may also show the Leased Premises to prospective purchasers or renters at reasonable times and upon reasonable notice, provided that Landlord shall not unreasonably interfere with Tenant's business operations.

22. SIGNS
    -----

    All signs and symbols placed in the doors or windows or elsewhere about the Leased Premises, or upon any other part of the Building, including building directories, shall be subject to the approval of the Landlord PROVIDED HOWEVER THAT LANDLORD'S RESPONSE TO SUCH REQUEST BY TENANT NOT TO BE DELAYED FOR MORE THAN 30 DAYS FROM RECEIPT THEREOF. Any signs or symbols which have been placed without approval may be removed by Landlord. Upon termination of tenancy, all signs installed shall be removed and any damage resulting therefrom shall be promptly repaired.

23. TENANT'S DEFAULT
    ----------------

    It shall be an "Event of Default" if (i) Tenant shall fail to pay when due any monthly installment of Rent or any other charge or payment required of Tenant hereunder (although no legal or formal demand has been made therefor);
(ii) Tenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for a period of fifteen days after written notice thereof to Tenant by Landlord; (iii) Tenant shall make a general assignment for the benefit of its creditors or shall file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Tenant seeking any relief mentioned in (iii) above; (v) a trustee, receiver or liquidator shall be appointed for Tenant or a substantial part of its property; (vi) Tenant shall vacate or abandon the Leased Premises (an absence of substantial activity by Tenant in the Leased Premises for more than 7 days to constitute such abandonment); or (vii) Tenant shall mortgage, assign or otherwise encumber its leasehold interest. If an Event of Default occurs, this lease shall, at the option of Landlord, cease and terminate and shall operate as a notice to quit--any notice to quit, or of Landlord's intention to re-enter, being hereby expressly waived and Landlord may proceed to recover possession under and by virtue of the provisions of the laws of Maryland, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this lease, the obligations herein contained on the part of Landlord to be performed shall cease without prejudice, subject however, to the right of Landlord to recover from Tenant all rental and other charges accrued up to the time of termination or recovery of possession by Landlord, whichever is later. Should this lease be terminated before the expiration of the term of this lease by reason of an Event of Default, the Leased Premises may be relet by Landlord, for such rent and upon such terms as Landlord is able to obtain, and, if the full Rent shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, the deficiency in Rent, reasonable attorneys' fees, other collection costs and all expenses (including leasing fees) of placing the Leased Premises in first class rentable condition. Any damage or loss sustained by Landlord may be recovered by Landlord, at Landlord's option, (i) at the time of the reletting, (ii) in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, (iii) be deferred until the expiration of the term of this lease, in which event the cause of action shall not be deemed to have accrued until the date of expiration of said term, or (iv) if Landlord is unable to find a new tenant for the Leased Premises within sixty days from termination of the lease, Tenant shall immediately pay Landlord the present value (discounted at 10%) of all the Base Rent due for the remainder of the Term (as if there had been no termination for cause) as liquidated damages SUBJECT, HOWEVER, TO APPLICABLE LAW. THE PROVISIONS contained in this paragraph shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this lease. All rights and remedies of Landlord under this lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law.

24. REMOVAL OF PROPERTY
    -------------------

    If, upon default by Tenant or termination of this lease, Landlord shall enter or take possession of, the Leased Premises, Landlord shall have the right, but not the obligation, to remove from the Leased Premises all personal property, fixtures, furnishings and other property located therein, and to store such property in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of the owners thereof, with the right to sell such stored property UPON TEN DAYS WRITTEN NOTICE TO TENANT, AFTER IT HAS BEEN STORED FOR a period of thirty days or more.* The proceeds of such sale shall be applied first to the cost of such sale, second to the payment of the charges for storage, if any, and third to the payment of any other sums of money which may then be due from Tenant to Landlord under any of the terms hereof, the balance, if any to be paid to Tenant.

    * At any time within such 30 day storage period, Tenant has the right to cure such default and regain its property by paying Landlord for storage of' such property.

25. QUIET ENJOYMENT, INABILITY TO PERFORM
    -------------------------------------

    (a) If, and so long as, Tenant pays the Rent and keeps and performs each and every term, covenant and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises to without hindrance or molestation by Landlord, subject to the terms, covenants and conditions of this lease and the Superior Instruments (as defined in paragraph 38 below).

    (b) This lease and the obligations of Tenant to pay rent and perform all of the terms, covenants and conditions on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord, due to Unavoidable Delay, is (a) unable to fulfill any of its obligations under this lease, or (b) unable to supply or delayed in supplying any service expressly or impliedly to be supplied, or (c) unable to make or delay in making any repairs, replacements, additions, alterations or decorations, or (d) unable to supply or delayed in supplying any equipment or fixtures. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible. However, Landlord shall be under no obligation to pay overtime labor rates.

    "Unavoidable Delay" shall mean any and all delay beyond Landlord's reasonable control, including without limitation, a delay caused by Tenant, governmental restrictions, governmental regulations, controls, undue delays, order of civil military or naval authority, governmental preemption, strikes, labor disputes, lock-outs, shortage of labor or materials, inability to obtain materials or reasonable substitutes therefore, default of any building or construction contractor or subcontractor, Acts of God, fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty, delays in obtaining governmental permits or approvals or any other cause beyond Landlord's reasonable control.

26. HOLD OVER TENANCY
    -----------------

    If (without execution of a new lease or written extension) Tenant shall hold over after the expiration of the term of this lease, at Landlord's option, Tenant may he deemed to be occupying the Leased Premises as a tenant from month to month, which tenancy may be terminated as provided by law. During such tenancy, Tenant agrees to pay to Landlord 300% of the Rent Payable on the last day of the term of this Lease, unless a different rate is agreed upon and to be bound by all of the terms, covenants and conditions as herein specified, so far as applicable.

27. ATTORNEY'S FEES
    ---------------

    In the event either party requires the services of an attorney in connection with enforcing the terms of this lease or in the event suit is brought for the recovery of any Rent due under this lease or for the breach of any covenant or condition of this lease, or for the restitution of the Leased Premises to Landlord and/or eviction of Tenant during said term or after the expiration thereof, the party prevailing in any such legal action shall be entitled to an award for all legal costs and expenses, including but not limited to, a reasonable sum for attorney's fees.

28. AMENDMENT
    ---------

    This lease is the entire agreement between the parties. This lease shall not be amended or modified except in writing signed by both parties. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this agreement.

29. NOTICES
    -------

    All notices required by this lease shall be in writing and shall be effective when mailed by certified mail or delivered to Landlord at Allstate Plaza E2, Northbrook, Illinois 60062, Attn: Investment Department/Real Estate

Division, with a copy to 9700-F George Palmer Highway, Lanham, Maryland 20706,
Attn: Robert Depew, and to Tenant at 5000-A PHILADELPHIA WAY, LANHAM, MARYLAND 20706, or to such other addresses as may hereafter be designated by either party by written notice.

30. BINDING EFFECT
    --------------

    Subject to the provisions of paragraph 14, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. It is understood and agreed that the terms "Landlord" and "Tenant" and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto.

31. RIDERS AND ATTACHMENTS
    ----------------------

    The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference and the terms thereof shall control over any inconsistent provisions in the paragraphs of this instrument.

32. LIMITATION OF LANDLORD'S LIABILITY
    ----------------------------------

    The obligations of Landlord under this lease do not constitute personal obligations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall look solely to the real estate that is the subject of this lease, THE UNENCUMBERED VALUE OF WHICH IS PRESENTLY ESTIMATED TO BE IN EXCESS OF 4 MILLION DOLLARS, and to no other assets of the Landlord for satisfaction of any liability in respect of this lease and will not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for such satisfaction.

33. LANDLORD'S RESERVED RIGHTS
    --------------------------

    Without notice and without liability to Tenant, Landlord shall have the right to:

    a.  Change the name or street address of the Building.

    b.  Install and maintain signs on the exterior of the Building.

    c. Make reasonable rules and regulations as, in the judgment of Landlord, may from time to time be needed for the safety of the tenants, the care and cleanliness of the Building and the preservation of good order therein. Tenant shall be notified in writing when each such rule and regulation is promulgated.

    d. Grant utility easements or other easements to such parties, or replat, subdivide or make such other changes in the legal status of the Land underlying the building, as Landlord shall deem necessary, provided such grant or changes do not substantially interfere with Tenant's use of the Leased Premises as intended under this Lease.

    e. Sell the Building or Project and assign this lease and the Deposit to the purchaser (and upon such assignment to be released from all of its obligations under this lease). Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed of foreclosure or otherwise and to recognize such person as the Landlord under this lease.


34. ESTOPPEL CERTIFICATE
    --------------------

    Within ten days after request therefor by Landlord, its agents, successors, or assigns, Tenant shall deliver, in recordable form, a certificate to any proposed mortgagee or purchaser, or to Landlord, together with a true and correct copy of this lease, certifying (i) (if such be the case) that this lease is in full force and effect without modification, (ii) the amount, if any, of prepaid rent and security deposit paid by Tenant to Landlord, (iii) that Landlord has performed all of its obligations due to be performed under this lease and that there are no defenses, counterclaims, deductions, offsets outstanding or other excuses for Tenant's performance under this lease, and (iv) any other fact reasonably requested by Landlord or such proposed mortgagee or purchaser, or stating those claimed by Tenant. Tenant's failure to deliver the above described certificate in time shall be conclusive upon Tenant: (i) that this lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim, defenses or deduction against Rent or the Landlord hereunder, (iii) that no more than one period's Fixed Rent has been paid in advance, and (iv) that the amount of the Security Deposit held by Landlord is as represented by Landlord.

35. ACCORD AND SATISFACTION
    -----------------------

    No receipt and retention by Landlord of any payment tendered by Tenant in connection with this lease will give rise to or support or constitute an accord and satisfaction, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord expressly agrees to an accord and satisfaction in a separate writing duly executed by the appropriate persons. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

36. SEVERABILITY
    ------------

    The parties intend this lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by Law. If any term hereof shall be finally held to be invalid or unenforceable, the parties agree that such term shall be stricken from this lease, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to or otherwise affect any other term of this lease, and the unaffected terms hereof shall remain in full force and effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein. The above notwithstanding, if any provision of this lease shall be finally held to be invalid or unenforceable, and such term substantially and adversely affects the amount of Rent to be received by Landlord or the nature of its obligations to Tenant or otherwise affects the economic bargain agreed to by Landlord in this lease, Landlord shall have the additional option of terminating this lease. Such right shall be exercised, if at all, by delivering notice to Tenant within 30 days after any final judgment declaring a provision of this lease invalid or unenforceable, stating a date of termination no sooner than 90 days from such notice.

37. WAIVER
    ------

    No assent or consent to changes in or waiver of any part of this Agreement shall be deemed or taken as made, unless the same be done in writing and attached hereon and endorsed by the Landlord. No covenant or term of this lease stipulated in favor of the Landlord shall be waived, except by express written consent of the Landlord, whose forebearance or indulgence in any regard whatsoever shall not constitute a waiver of the covenant, term or condition to be performed by the Tenant; and until complete performance by the Tenant of the said covenant, term or condition, the Landlord shall be entitled to invoke any remedies available under this lease or by law despite such forebearance or indulgence.

38. SUBORDINATION
    -------------

    The rights of Tenant hereunder are and shall be, at the election of any mortgagee, subject and subordinate to the lien of any mortgage or mortgagees, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building of which the Leased Premises are a part, and to all advances made or hereafter to be made upon the security thereof ("Superior Instruments"). If requested, Tenant agrees to execute whatever documentation may be required to further effect the provisions of this paragraph.

39. TIME
    ----

    Time is of the essence hereof.

40. APPLICABLE LAW
    --------------

    This agreement shall be construed according to the laws of the State of Maryland.

41. BROKER'S INDEMNIFICATION
    ------------------------

    As part of the consideration for the granting of this lease, the Tenant represents and warrants to the Landlord that no broker or agent negotiated or was instrumental in negotiating or consummation of this lease except by the Broker of Record, and Tenant agrees to indemnify Landlord against any other loss, expense, cost or liability incurred by Landlord as a result of a claim by any broker or finder claiming through Tenant.

42. ENTIRE AGREEMENT
    ----------------

    This lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises, Building, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

     Executed as of the date first above written.


                                  LANDLORD:
                                  Washington Business Park Associates
                                  a General Partnership
                                  By Allstate Insurance Company
WITNESSES:                            a General Partner

             /s/                  By:      /s/
----------------------                --------------------------------
                                      Authorized Signatory

             /s/                  By:      /s/
----------------------                --------------------------------
                                      Authorized Signatory


                                  LANDLORD:
                                  Washington Business Park Associates
                                  a General Partnership
                                  By Allstate Life Insurance Company
WITNESSES:                              a General Partner


             /s/                  By:      /s/
----------------------                  ------------------------------
                                        Authorized Signatory

             /s/                  By:      /s/
----------------------                  ------------------------------
                                        Authorized Signatory


                                  TENANT:
WITNESSES:                        INTEGRAL SYSTEMS, INC.


             /s/                  By:      /s/
---------------------                   ------------------------------
                                        President

             /s/                  By:      /s/
---------------------                   ------------------------------
                                        Secretary


    Where Tenant is a Corporation, this Lease shall be signed by a President or Vice President and Secretary or Assistant Secretary of Tenant. Any other signatories shall require a certified corporate resolution.

                                   EXHIBIT D
      LANDLORD'S ESTIMATE OF ANNUAL BUILDING & PROJECT OPERATING EXPENSES
      -------------------------------------------------------------------

                                            Per Square Foot

          Real Estate Taxes                           $ .50
          Insurance                                     .12
          Exterior Maintenance                          .15
          Repairs and Replacement                       .05
          W.S.S.C. Front Foot Benefit                   .05
          Security Service                              .03
          Sewer and Water                               .05
          Common Building Electric Usage                .10
                                                       ----
                                                      $1.05
                                                      =====

                    INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                      COMPUTATIONS OF EARNINGS PER SHARE


                                                      YEARS ENDED SEPTEMBER 30
Basic:                                            1998            1997              1996
Weighted average number of common
shares                                         5,793,433        5,718,060        5,688,126

Net income                                    $1,909,026       $  628,829       $  323,017
                                           ==================================================
Earnings per share                            $     0.33       $     0.11       $     0.06
                                           ==================================================

Diluted:
Weighted average number of common
shares                                         6,232,933        5,907,613        5,828,005
                                           ==================================================
Net income                                    $1,909,026       $  628,829       $  323,017
                                           ==================================================
Earnings per share                            $     0.31       $     0.11       $     0.06
                                           ==================================================

                            LEASE RENEWAL AGREEMENT

              This Lease Renewal Agreement is made on this 31 day of December 1991, between Washington Business Park Associates, ("Landlord") whose address is 4601 Forbes Boulevard, Suite 100, Lanham, Maryland 20706 and Integral Systems, Inc. ("Tenant") whose address is 5000 Philadelphia Way, Lanham, Maryland 20706 who agree as follows:

     1.   Recitals - This Lease Renewal Agreement is made with reference to the
          --------
following facts and objectives:

          a. Landlord and Tenant entered into a written Lease dated April 1, 1987 and amended on August 31, 1990, in which Landlord leased to Tenant and Tenant leased from Landlord, premises located at 5000-A Philadelphia Way, Lanham, Maryland 20706, described in Exhibit A attached to that Lease and made a part thereof ("Premises"), and comprising 23,500 square feet.

          b.   The term of the Lease expires on July 16, 1992.

          c. The parties desire to renew the terms and conditions of the Lease as described below.

     2.   Size of Leased Premises - Effective January 1, 1992, Tenant's total
          -----------------------
square footage shall remain at 23,500.

     3.   Renewal of Term - Commencing January 1, 1992, the Term of the Lease
          ---------------
shall be renewed for an additional period of 60 months so that the Term of the Lease shall extend to and include December 31, 1996.

     4.   Tenant Improvements - Turn key per attached Exhibit B-1.
          -------------------

     5.   Base Monthly Rent - Commencing January 1, 1992, the Base Monthly Rent
          -----------------
for the entire 23,500 s.f. space shall be (See Schedule Below).  This new Base
                                          --------------------
Monthly Rent shall be in effect through December 31, 1996.
                                        -----------------

                                                    Total Monthly Rent
       Months    Base Rent   Base Rent/Month  (Base Rent + Operating Expenses)
       ------    ----------  ---------------  --------------------------------
        01-12    $7.50/s.f.     $14,687.50     14,687.50  +  2,742 = $17,429.50
        13-24    $7.73/s.f.     $15,137.92     15,137.92  +  operating expenses
                                                             adjusted per the lease
        25-36    $7.96/s.f.     $15,588.33     15,588.33  +  operating expenses
                                                             adjusted per the lease
        37-48    $8.20/s.f.     $16,058.33     16,058.33  +  operating expenses
                                                             adjusted per the lease
        49-60    $8.45/s.f.     $16,547.92     16,547.92  +  operating expenses
                                                             adjusted per the lease

     6.   Tenant's Estimated Share of Operating Expenses - Commencing January 1,
          ----------------------------------------------
1992, Tenant's Estimated Share of Operating Expenses shall be $2,742.00 per month and shall be adjusted and payable thereafter pursuant to the provisions of the Lease. (See Exhibit D-1)

     7.   Tenant's Prorata Share - Effective January 1, 1992, Tenant's Prorata
          ----------------------
Share shall remain 23.5%.

     8.   Tenant's Parking - Effective January 1, 1992, Tenant's number of
          ----------------
parking space shall increase from 75 to 90.

     9.   Security Deposit - Landlord shall refund Tenant's original Security
          ----------------
Deposit of $22,000.00 at Lease Renewal Commencement.

     10.   Broker of Record - For the purposes of this renewal Broker of Record
           ----------------
shall be Smithy Braedon Companies.

     11.  Effectiveness of Lease - Except as set forth in this Lease Renewal
          ----------------------
Agreement, all the provisions of the Lease shall remain unchanged and in full force and effect.

     Executed as a sealed instrument in two or more counterparts on the day and year first above written.



                                        LANDLORD:
                                        WASHINGTON BUSINESS PARK ASSOCIATES
                                        a General Partnership
                                        By Allstate Insurance Company
                                        a General Partner

               /s/                      By:               /s/
--------------------------------           --------------------------------

               /s/                      By:              /s/
--------------------------------           --------------------------------
WITNESSES                                  AUTHORIZED SIGNATORIES


                                        LANDLORD:
                                        WASHINGTON BUSINESS PARK ASSOCIATES
                                        a General Partnership
                                        By Allstate Life Insurance Company
                                        a General Partner
               /s/                      By:              /s/
--------------------------------           --------------------------------

               /s/                      By:              /s/
--------------------------------           --------------------------------
WITNESSES                                  AUTHORIZED SIGNATORIES


                                        TENANT:
                                        INTEGRAL SYSTEMS, INC.

               /s/                      By:              /s/
--------------------------------           --------------------------------
               WITNESS                                   PRESIDENT

                                  EXHIBIT B-1
                              TENANT IMPROVEMENTS

          Exhibit B-1 attached to Lease Renewal Agreement dated December 31,
                                                                         --
          1991, between Washington Business Park Associates (Landlord) and Integral Systems, Inc. (Tenant) is hereby agreed to as follows:

Tenant Improvements: Landlord at Landlord's sole cost and expense, hereby agrees to construct the Premises per the following specifications:

1.   Create a "vestibule area" on the side of the Building.

2. Reduce main computer room from its current length of 73' to approximately 48'. The remaining 20' of the existing main computer room floor shall replace the current small computer room and lab. This room shall require walls, windows and doors similar to its current configuration, with a possible addition of a third room.

3. Construct a room between the electrical/phone room and the external power room to house office supplies.

4.   Replace all carpet and cove base.

5.   Re-paint all offices, halls, etc.

6. Provide "high visibility areas", executive office, and demonstration areas with upgraded "VIP" finishings to include wall coverings, chair rail molding, and upgraded carpet.

7. Install 2'x 2' recessed ceiling tiles in place of existing tiles throughout.

8.   Install parabolic lighting fixtures to reduce glare in offices throughout.

9. Install "clean" 120 volt lines to three (3) offices in the front quadrant of the building.

10. Extend conference room wall in Suite C office area to increase the room approximately 6' deeper.

11.  Replace damaged sheet rock panels in warehouse area where necessary.

12. Field check mechanical systems, and Landlord replace all necessary worn out parts, etc. at Landlord's sole cost and expense.

13. Extend two (2) of the three (3) window offices in the Suite C office area about two feet back so the rear wall is contiguous with the rear wall of the large window office on the southeast corner of Suite C.

                           WASHINGTON BUSINESS PARK

                        SCHEDULE OF OPERATING EXPENSES

                                  EXHIBIT D-1

REAL ESTATE TAXES & FRONT FOOT BENEFIT                      $    .70

WATER & SEWER                                                    .10

ELECTRICITY - EXTERIOR                                           .10

LANDSCAPING & GROUNDS MAINTENANCE                                .20

LOT SWEEPING & TRASH REMOVAL                                     .04

REPAIRS                                                          .10

SECURITY                                                         .05

EXTERIOR MAINTENANCE                                             .05

INSURANCE                                                        .06
                                                            --------

    TOTAL COST                                              $   1.40
                                                            --------

                           LEASE AMENDMENT AGREEMENT

     This Lease Amendment Agreement is made on this 31 day of August 1990,
                                                    --
between Washington Business Park Associates, ("Landlord") whose address is 4601 Forbes Boulevard, Suite 100, Lanham, Maryland 20706 and Integral Systems, Inc. ("Tenant") whose address is 5000 Philadelphia Way, Lanham, Maryland 20706 who agree as follows:

     1.   Recitals - This Lease Amendment Agreement is made with reference to
          --------
the following facts and objectives:

          a. Landlord and Tenant entered into a written Lease dated April 1, 1987 in which Landlord leased to Tenant and Tenant leased from Landlord, premises located at 5000-A Philadelphia Way, Lanham, Maryland 20706, described in Exhibit A attached to that Lease and made a part thereof ("Premises"), and comprising 21,300 square feet.

          b.   The term of the Lease expires on July 16, 1992.

          c. The parties desire to amend the terms and conditions of the Lease as described below.

     2.   Size of Leased Premises - Effective October 1, 1990 Tenant's total
          -----------------------
square footage is hereby increased from 21,300 square feet to 23,500 square feet, as shown on the attached Exhibit A-1.

     3.   Base Monthly Rent - Commencing October 1, 1990, the Base Monthly Rent
          -----------------
for the entire 23,500 square foot space shall be increased from $18,342.50 per month to $20,175.83 per month. This new Base Monthly Rent shall be in effect for the remainder of Tenant's lease.

     4.   Tenant's Estimated Share of Operating Expenses - Commencing October 1,
          ----------------------------------------------
1990, Tenant's Estimated Share of Operating Expenses shall be increased from $2,000.00 per month to $2,200.00 per month and shall be adjusted and payable thereafter pursuant to the provisions of the Lease.

     5.   Tenant's Prorata Share - Effective October 1, 1990, Tenant's Prorata
          ----------------------
Share shall be increased from 21.3% to 23.5%.

     6.   Effectiveness of Lease - Except as set forth in this Lease Amendment
          ----------------------
Agreement, all the provisions of the Lease shall remain unchanged and in full force and effect.


                                        LANDLORD:
                                        WASHINGTON BUSINESS PARK ASSOCIATES
                                        a General Partnership
                                        By Allstate Insurance Company
                                        a General Partner

               /s/                      By:               /s/
----------------------------------         ----------------------------------


               /s/                      By:               /s/
----------------------------------         ----------------------------------
WITNESSES                                  AUTHORIZED SIGNATORIES

                                        LANDLORD:
                                        WASHINGTON BUSINESS PARK ASSOCIATES
                                        a General Partnership
                                        By Allstate Life Insurance Company
                                        a General Partner



               /s/                      By:               /s/
----------------------------------         ----------------------------------


               /s/                      By:               /s/
----------------------------------         ----------------------------------
WITNESSES                                  AUTHORIZED SIGNATORIES



                                        TENANT:
                                        INTEGRAL SYSTEMS, INC.



               /s/                      By:               /s/
----------------------------------         ----------------------------------
WITNESS                                                       PRESIDENT

                           LEASE AMENDMENT AGREEMENT

     This Lease Amendment Agreement is made on the 28th day of February, 1994 between WASHINGTON BUSINESS PARK ASSOCIATES ("Landlord") whose address is 4601 Forbes Boulevard, Suite 100, Lanham, Maryland 20706 and Integral Systems, Inc. ("Tenant") whose address is 5000-A Philadelphia Way, Lanham, Maryland 20706, who agree as follows:

     1.  Recitals - This Lease Amendment Agreement is made with reference to the
         --------
following facts and objectives:

     (a) Landlord and Tenant entered into a written Lease dated April 1, 1987 and amended August 31, 1990 and December 31, 1991 in which Landlord leased to Tenant and Tenant leased from Landlord, premises located at 5000-A Philadelphia Way, Lanham, Maryland 20706, described in Exhibit A/Exhibit A-1 attached to that Lease/Lease Amendment and made a part thereof ("Premises") and comprising 23,500 square feet.

     (b)  The term of the lease expires on December 31, 1996.

     (c) The parties desire to amend the terms and conditions of the Lease dated April 1, 1987 and amended August 31, 1990 and December 31, 1991.

     2.   Term of Lease - Commencing March 15, 1994 the Term of this Lease shall
          -------------
be amended to be a period of five (5) years so that the Term of the Lease shall extend to and include March 14, 1999.

     3.   Size of Leased Premises - Effective March 15, 1994 Tenant's total
          -----------------------
square footage is hereby amended from 23,500 square feet to 25,600 square feet as shown on Exhibit A-2 attached to and made a part hereof.

     4.   Base Monthly Rent - Effective March 15, 1994 the Base Monthly Rent for
               ------------
the entire 25,600 square foot space shall be (See Schedule Below). This new Base Monthly Rent shall be in effect through December 31, 1996.

                              BASE RENT SCHEDULE

                                        Monthly                Total Monthly Rent
Period                   Base Rent      Base Rent      (Base Rent + Operating Expenses)
------                   ---------      ---------      --------------------------------
03/15/94 - 03/14/95      $ 7.96/sf      $16,981.33      16,981.33 + 2,986.67* = 19,968.00
03/15/95 - 03/14/96      $ 8.20/sf      $17,493.33      17,493.33 + Operating Exp. adjusted annually
03/15/96 - 03/14/97      $ 8.45/sf      $18,026.67      18,026.67 + Operating Exp. adjusted annually
03/15/97 - 03/14/98      $ 8.70/sf      $18,560.00      18,560.00 + Operating Exp. adjusted annually
03/15/98 - 03/14/99      $ 8.96/sf      $19,114.67      19,114.67 + Operating Exp. adjusted annually
*Operating Expenses are adjusted on a calendar year.

     5.  Tenant's Estimated Share of Operating Expenses - Commencing March 15,
         -----------------------------------------------
1994 Tenant's Estimated Share of Operating Expenses shall be $ 2,986.67 per month through the end of the current calendar year and shall be adjusted annually thereafter and payable pursuant to the terms of the Lease. *Operating Expenses are adjusted on the calendar year.

     6. Effective March 15, 1994, "Tenant's Total Square Footage" shall be amended to 25,600 square feet; "Total Building Square Footage" shall be amended to 95,850 square feet; "Tenant's Prorata Share" shall be amended from 23.5% to
26.71 %.

     7.  Tenant's Parking Spaces - Effective March 15, 1994 Tenant's number of
         -----------------------
parking spaces shall be amended from 90 to 97.

     8.  Right of First Offer - Tenant is hereby given the Right of First Offer
         --------------------
on any contiguous space to the backside of the new 2,100 s.f. expansion as referenced in this Amendment. Tenant shall have fifteen (15) days from receipt of written notice from Landlord that said space is being seriously considered by another company to execute a lease amendment agreement that will commence within sixty (60) days. The Base Rent for said space shall be reflective of the amortized costs of Tenant Improvements over the desired term.

     9.  Tenant's Build Out - Landlord to provide Tenant Improvements as shown
         ------------------
on Exhibit A-2 attached to and made a part hereof. In addition Landlord to supply the following: (i) replace existing "MNC Financial" sign on front door of Suite C with Integral Marketing Inc., (ii) provide a new picnic table in front of building; and (iii) re-key all new and existing perimeter doors with Platinum Key System.

     10. Mechanical Systems - Installation - The mechanical system consists of
         ---------------------------------
heating, ventilation and air conditioning equipment, supply and return ducts, supply air diffusers, flexible ducts, and related controls such as wall-mounted thermostats.

     The mechanical system installation i.e. the workmanship is guaranteed for one year from the date of occupancy, and the equipment has been serviced/repaired as necessary and is in optimum working condition.

     Mechanical System - Repairs & Maintenance - In order to comply with the
     -----------------------------------------
Lease Agreement and preserve the integrity of the mechanical system, it is your responsibility under the Lease to retain the services of a reputable mechanical contractor to provide regular preventive maintenance upon Lease Commencement. Any major component failure during the first year shall be repaired/replaced by Landlord provided Tenant has a maintenance agreement in effect. After the first year, Tenant shall be responsible for the repairs and maintenance of the HVAC system (please refer to Lease Exhibit E, HVAC Maintenance Schedule, also attached). A copy of your executed maintenance contract should be forwarded to Washington Business Park within thirty (30) days of occupancy.

     11. Effectiveness of Lease - Except as set forth in this Lease Amendment
         ----------------------
Agreement dated February 28/th/, 1994, all the provisions of the Lease shall remain unchanged and in full force and effect.

                                      LANDLORD:
                                      WASHINGTON BUSINESS PARK ASSOCIATES
                                      a General Partnership
                                      By:Allstate Insurance Company
                                        a General Partner

_______________________________       By: _______________________________


_______________________________       By: _______________________________
WITNESSES                                 AUTHORIZED SIGNATORIES

                                      WASHINGTON BUSINESS PARK ASSOCIATES
                                      a General Partnership
                                      By:Allstate Life Insurance Company
                                        a General Partner

_______________________________       By: _______________________________

_______________________________       By: _______________________________
WITNESSES                                 AUTHORIZED SIGNATORIES

                                      TENANT:
                                      INTEGRAL SYSTEMS, INC.

_______________________________       By: _______________________________
WITNESS                                    PRESIDENT

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  FORM 10-KSB

(Mark One)
     X         ANNUAL REPORT UNDER SECTION 13 OR 15 (D) OF THE
   -----
                       SECURITIES EXCHANGE ACT OF 1934

                 For the fiscal year ended September 30, 1998
                                           ------------------

                                       or

   _____       TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE

                       SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ________ to ________

                          Commission file number    0-18603
                                                  ---------

                            Integral Systems, Inc.
--------------------------------------------------------------------------------
                (Name of small business issuer in its charter)

            Maryland                                     52-1267968
---------------------------------         --------------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation of organization)


5000 Philadelphia Way, Suite A, Lanham, MD                       20706
------------------------------------------          ---------------------------
 (Address of principal executive offices)                     (Zip Code)


Issuer's telephone number  (301) 731-4233
                           -----------------------------------------------------

        Securities registered under Section 12(b) of the Exchange Act:


        Title of each class            Name of each exchange on which registered

___________________________________    _________________________________________

___________________________________    _________________________________________

        Securities registered under Section 12(g) of the Exchange Act:


                                    Common
--------------------------------------------------------------------------------
                               (Title of class)


________________________________________________________________________________
                               (Title of class)


Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                   Yes X                 No _______
                       --

Check if there is no disclosure of delinquent fliers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB [X]

As of November 30, 1998, the aggregate market value of the Common Stock of the Registrant (based upon the average bid and ask prices of the Common Stock as reported by the market makers) held by non-affiliates of the Registrant was $109,501,331.

As of November 30, 1998, 5,856,456 shares of the Common Stock of the Registrant were outstanding.

For the year ended September 30, 1998, the Registrant's revenues were $28,035,506.

TRANSITIONAL SMALL BUSINESS DISCLOSURE FORMAT (CHECK ONE):  Yes[_]  No [X]

                                    PART 1


     The Business section, Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Form 10-KSB contain certain statements that are not historical facts which are "forward-looking statements," and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations of Integral Systems, Inc. (the "Company") and its directors, officers and management with
respect to future operations, performance or position of the Company.   These
forward-looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this document. These forward-looking statements are based on current information and expectation, and the Company assumes no obligation to update. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

ITEM 1.  BUSINESS
         --------

COMPANY OVERVIEW

     The Company builds satellite ground systems for command and control, integration and test, data processing, and simulation. Since its inception in 1982, the Company has provided ground systems for over 100 different satellite missions for communications, science, meteorology and earth resource applications. The Company has an established domestic and international customer base that includes government and commercial satellite operators, spacecraft and payload manufacturers and aerospace systems integrators.

     The Company has developed innovative software products that reduce the cost and minimize the development risk associated with traditional, custom-built systems. The Company believes that it was the first to offer a comprehensive commercial-off-the-shelf (COTS) software product line for command and control. As a systems integrator, the Company leverages these products to provide turnkey satellite control facilities that can operate multiple satellites from any manufacturer. These systems offer significant cost savings for customers that have traditionally purchased a separate custom control center for each of their satellites.

     For over 15 years, the Company has provided flexible, reliable and affordable ground system solutions. This has allowed the Company to stay ahead of the competition and perform well in an industry that has traditionally been dominated by much larger aerospace firms. The Company believes that it has a unique combination of competitive advantages, including the following:

     . Experience. More experience with different types of satellites and operational scenarios than any competitor.

     . Technology. Internationally recognized and proven COTS products that were first to market and that continue to lead the competition in functionality.

     . Capabilities. Turnkey systems for customers who need a comprehensive range of products and services.

     . Delivery schedule and price. Ability to deliver systems faster and at a lower cost than the competition.

     Through its wholly owned subsidiary Integral Marketing, Inc., ("IMI") the Company acts as a manufacturers' representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. For a discussion of the Company's business segments, see Note 12 to the Consolidated Financial Statements.

     Integral Systems Inc. is a Maryland corporation incorporated in 1982.

INDUSTRY BACKGROUND

     The space industry can be broken down into several industry sectors: (i) infrastructure, (ii) communications, (iii) emerging applications, and (iv) support services. Each of these sectors is funded by both government and commercial investments. Space infrastructure encompasses the development, manufacture and procurement of hardware and related systems for both space assets (i.e., satellites and payloads) and ground assets (i.e., satellite ground systems). The Company's business is focused in the ground system component of the infrastructure sector. The communications sector of the space industry includes revenue generated by satellite systems for commercial telecommunications services and government and military communications. Satellite technology has become critical to supporting many aspects of telecommunications infrastructure, including long-distance telephony, personal communications systems and private networks. The emerging applications market includes space technologies utilized for new applications such as global positioning systems and remote sensing. Support services for the space industry include technical support, engineering, finance and consulting which facilitate growth in space-related markets.

     According to a recent study by SpaceVest, space industry revenues will exceed $95 billion in 1998 and will grow at a rate of approximately 10% per year. Industry growth is supported by a study recently cited in Space News predicting that nearly 1,700 satellites will be launched over the next 10 years. The 1998 space infrastructure revenues are expected to be approximately $53 billion, comprising over half of the total space market. The ground sector, which includes ground equipment, installations and operations, currently accounts for approximately $25 billion of total space infrastructure revenues. The ground sector is almost as large as all other sectors of the space infrastructure market combined.

     The Company estimates that the current worldwide command and control market represents approximately $4 billion. However, the Company also believes that the increasing acceptance of COTS products will lead to substantial price reductions and a subsequent decrease in market volume. The Company believes that its COTS software products leave it well positioned to capitalize on this market trend, resulting in an increase in both its revenues and market share.

     The space industry exhibits certain general characteristics. First, the space industry is by nature global. There is a trend towards privatization and deregulation in the communications and space industries which has engendered numerous opportunities for private concerns to become players in these traditionally government dominated markets. Opportunities in the space industry have also been generated by the rapid growth in the information technology industry.

     Second, there is an increasing demand for satellite-based applications. Improvements in space and communications technologies have resulted in modern communications satellites with power, capacity, switching capabilities and longevity significantly greater than those of their predecessors. These improvements in performance, together with satellites' inherent geographic coverage and technical advantages, have made satellite-based communications increasingly competitive with other communications technologies, broadening the market for satellite support services.

     Third, government and business organizations also are increasingly demanding that satellite ground systems be designed for interoperability with computer hardware and software products and that such products be usable with existing legacy systems. In addition, concerns over excessive development costs and the rapid pace of technological change have led both government and business organizations to demand flexible systems created by adapting COTS software and hardware, rather than systems that have been built to customized specifications. This emphasis on system flexibility using readily available commercial products creates extensive opportunities for flexible COTS products and for systems integration.

THE COMPANY SOLUTION

     The Company offers satellite ground systems that provide low-cost, efficient and flexible operations. The principal characteristics of the Company's approach are as follows:

     Open Systems and Ease of Integration. The Company's family of products addresses the dynamic environment of satellite operation through a commitment to open systems architecture. The Company's products are implemented as open systems with full adherence to industry hardware and software standards. The Company's software can be rehosted to virtually any UNIX platform. A Windows NT version is currently slated for release in 1999. The open architecture of the Company's products allows interoperability with existing systems. Although the Company's software components are typically sold as bundled products, they may be purchased and operated separately or integrated with existing command and control software.

     Advanced Architecture. Unlike the traditional host-based approach, the Company's ground systems are fully distributed, consisting of a set of workstations all communicating via a local area network ("LAN") backbone. Any software function can be performed on any workstation, eliminating the host computer bottleneck and allowing the processing and network loading to be fine-tuned by reallocation of logical processes to physical hardware. This approach also provides more reliable operations by eliminating single points of failure.

     Depth of Functionality. The Company's command and control software supports all aspects of satellite operation through a bundle of four inter-operable software products: (i) a real-time package; (ii) an off-line package; (iii) an orbit analysis package; and (iv) a database package. The Company's real-time package performs daily and routine satellite operations, including commanding, telemetry processing and fault detection and correction. The off-line package supports sustaining engineering functions, including trending and statistical analysis of data archived by the real-time system. The orbit analysis package performs orbit determination and prediction functions to monitor and control the position of the satellite in space. The database package tailors the performance of the other three packages, which are general in scope, to the specific requirements of each satellite mission. That is, the database defines the telemetry and command characteristics and the desired orbital elements and tolerances.

     Flexibility/Adaptability. A critical element to achieving initial operator acceptance of a new system and facilitating rapid implementation is the ability of the Company's software to serve the needs of particular satellite systems. All of the Company's software is database driven, allowing it to support satellite design changes or different series of satellites, without modifying the underlying software. Similarly, the software also supports a wide range of COTS hardware, including antenna, RF and baseband equipment, allowing the total system to be delivered in the most efficient configuration for each mission. Finally, the software is platform independent and can run on any UNIX computer, with a Windows NT capability slated for release in 1999. This platform independence makes it possible for the Company and its customers to take full advantage of rapidly declining computer costs.

     Superior Price/Performance. The Company seeks to achieve superior price/performance by providing comprehensive solutions within the budgetary needs of its customers. The Company believes that its COTS software products provide advanced yet cost-effective solutions for satellite operators. These COTS software products eliminate the need for expensive development services, thereby substantially reducing the overall cost of a ground system. The Company's database driven software allows satellites to be added over time which permits the initial system acquisition costs to be amortized over years of operations. The Company believes its software products exceed industry expectations in functionality, technical sophistication and ease of use.

COMPANY STRATEGY

     The Company is currently a leading provider of satellite command and control systems, providing systems for a wide variety of satellites. The Company intends to extend its leadership and to expand its market share in world command and control solutions for users of all satellite types. Primary elements of the Company's strategy include:

     Technological Leadership. The Company intends to continue to commit substantial resources to further develop the next generation of its EPOCH and OASYS off-the-shelf products. For example, the products are currently being re-engineered to operate under the Windows NT operating system to take advantage of the tremendous third-party product base available on NT platforms, and to eliminate the risk of UNIX becoming obsolete. The Company anticipates that it will have migrated most of its software solutions to the Windows NT platform in 1999. In addition, because the satellite infrastructure industry is increasingly requiring standards compliance, the Company intends to adhere to existing and future industry standards and participate in the further development of such standards.

     Strategic Alliances and Partnerships. In addition to its own development and marketing organization, the Company has and will continue to establish partnerships with select third parties, primarily satellite and hardware manufacturers, to assist the Company in successfully integrating its software products, implementing total solution command and control systems and developing customer relationships.

     Integration with Complementary Products. The Company believes that its ability to offer command and control software products that can integrate seamlessly with all satellite types and ground system components is a key competitive advantage. The Company also intends to integrate its software products with complementary products, including visualization tools, scheduling engines and decision support aids in order to maintain its competitive advantage and provide maximum flexibility for its customers.

     Sales, Support, Service and Marketing Organizations. The Company currently sells and supports its command and control software through direct sales to satellite operators and systems integrators in North America, Europe and Asia. The Company plans to invest significantly in expanding its sales, support and service capabilities in these geographic regions while simultaneously gaining entry into emerging markets in South America and Africa. The Company also intends to augment its direct marketing efforts with U.S. Government organizations to capitalize on the growing acceptance of COTS solutions in the government sphere.

     In addition to expanding its market share in its core business, the Company intends to draw on its capabilities and reputation in the command and control area to develop opportunities in related areas. The key aspects of this growth strategy are as follows:

     New Suite of Off-the-Shelf Applications. The Company intends to broaden its COTS line beyond command and control to include other applications currently utilizing customized solutions. These applications, which include payload data processing, payload integration and test ("I&T") and ground equipment monitoring and control, have overlapping functionality with the Company's command and control applications and provide significant market growth opportunities. To date, the Company is building or has delivered twelve payload data processing systems, six satellite payload I&T systems and several monitoring and control systems.

     Professional Services Capabilities. The Company believes that providing comprehensive services and a high level of customer support is critical to its ability to maintain its leading position in command and control systems and to expand into new markets. Therefore, the Company intends to expand its professional services organization in areas including hardware testing, pre- and post-sale software support, quality assurance, project installation management and training. For example, the Company is implementing an ISO 9000 compliance program and anticipates certification by late 1999.

     Strategic Acquisitions. Management may, at some time, determine to selectively pursue acquisitions of businesses, products or technologies that enhance its competitive position more efficiently than through in-house development. The Company has not acquired any businesses to date and has no agreements or understandings to do so at this time.

PRODUCTS

     Most of the Company's sales involve a combination of COTS software and hardware products together with development services for mission specific requirements and system integration as summarized below.

  Command and Control Software.

     EPOCH 2000, the Company's COTS software solution for satellite command and control, is designed to operate a variety of satellites with a minimum of personnel. EPOCH 2000's success has placed the Company at the forefront of replacing antiquated satellite control centers with smaller systems that can fly multiple satellites produced by any manufacturer. EPOCH 2000's open architecture, in combination with a graphical user interface and automated monitoring and control features, allow operators to monitor and control both their satellites and ground systems.

     EPOCH features a modern, distributed architecture consisting of a series of user workstations interconnected via an Ethernet LAN. This approach provides better performance than traditional mini-computer based ground systems at a lower cost. EPOCH provides end-to-end satellite command and control capabilities, including telemetry processing and display, commanding and command verification ("CV"), ground station automation, alarm/event processing and data archive and retrieval.. These functions are driven by the EPOCH database, allowing the system to support multiple satellites solely through database updates, without modifying the run-time software. This results in lower maintenance and operations costs throughout the lifecycle.

     The typical EPOCH installation consists of a front-end processor which provides the interface to the front-end hardware (e.g., bit syncs, command encoders) and a series of user analysis workstations, all interconnected via the LAN. The front end processor executes a real-time version of UNIX and services all the time-critical requirements. The analyst stations provide the mechanism for users to control and monitor the satellite and the ground equipment. With this approach, the processing burden is distributed across the network. The system can be expanded indefinitely (up to the capacity of the network) by adding new workstation nodes. Even the network capacity limitations can be overcome by dividing the system into subnets inter-connected by bridges and routers. Thus, additional users can be accommodated during peak loads with no degradation in system response times.

     Functionally, the software addresses all of the requirements for real-time satellite control, including:

     Telemetry Processing. The EPOCH software provides end-to-end telemetry processing support, including frame decommutation, engineering unit ("EU") conversion and limits checking.

     Commanding. EPOCH provides full support for satellite commanding and CV. The commanding software is mnemonic-based; the user can transmit a command to the satellite by typing in the mnemonic from a pull-down list arranged alphabetically or by spacecraft subsystem.

     Automation. Routine satellite and ground system control procedures can be fully automated via the EPOCH Satellite Test and Operations Language ("STOL"). STOL allows frequently used command and configuration sequences to be stored in ASCII procedure files for automatic execution.

     Alarms/Events. EPOCH provides a centralized alarm/events processor for detecting and optionally correcting the following conditions: command or telemetry verification failure, telemetry out-of-limits condition, front-end processor failure or network communication problems.

     Data Archive and Retrieval. A built-in archive capability provides a permanent record of all significant ground system activity for long-term trending and analysis.

     OASYS, the Company's mission-planning software, provides full spectrum support for spacecraft orbit determination and control, including measurement set reductions, orbit determination, ephemeris propagation, maneuver planning and orbit events/reports. OASYS allows the user to manage a single spacecraft or a fleet in any Earth orbit, including low Earth, geosynchronous and Molniya-type orbits.

     ABE, the Company's offline analysis package, provides trending and statistical analysis of the information recorded in the real-time EPOCH archives. ABE supports automatic data extraction of key data, along with summary-level statistics (i.e., daily and seasonal minimums and maximums), advanced statistical processing techniques (i.e., covariance, convolution and regression) and graphical data visualization.

     All of these applications are tailored to specific customer requirements through a fourth package, the database. The database application is based on a commercial package for Relational Data Base Management System ("RDBMS"), with a top-level user interface and functional extensions developed by the Company. The database provides "fill-in-the-blank" menu edit forms allowing the operator to specify every relevant operational characteristic and threshold for the satellite, its orbit and the associated ground equipment.

     LEO-T, the Low Earth Orbiting Terminal, is a new product developed by the Company as an extension of its existing command and control products. The LEO-T software provides fully automated, un-manned, remote operations of satellite ground stations, also known as telemetry, tracking, and control ("TT&C") sites, for Low Earth Orbit ("LEO") satellites. The chief difference between LEO-T and the other COTS software products is that LEO-T involves the monitoring and control of the ground equipment, rather than satellites themselves. The software controls antenna positioning and tracking, RF and baseband setup, communications path switching and management of redundant equipment. The software also provides a mechanism for transferring data between the tracking sites and the central satellite control facility.

  Development Services and Systems Integration.

     The Company provides services to support mission-specific requirements for both government and commercial customers. Most of the Company's ground system contracts have a service component. Depending on the application, the services may include tailoring of COTS software products, integration of third-party hardware and software and/or custom software development. The Company also provides post-delivery warranty and maintenance service for most of its systems. The Company believes that its expertise and experience in satellite systems and operations, computer software and hardware, engineering/mathematical analysis and end-user applications allow it to provide ground systems that exceed traditional expectations on system performance, cost and implementation schedule. The Company's experience, together with its innovative COTS software products and software tools, reduce the risks and lead time associated with ground system development.

  Applications.

     The Company believes that it has strengthened its position in the marketplace by developing a business base in certain critical application areas that offer continued growth potential. The Company provides products and services in different combinations in order to deliver systems for the following applications:

     Command and Control. The Company's EPOCH 2000 product line provides the complete spectrum of capabilities for operating satellites from any manufacturer. The Company sells the EPOCH 2000 software as a stand-alone product or bundled as a turnkey system with third-party hardware (e.g. antenna, RF, baseband and computer equipment).

     Integration and Test. The Company provides I&T systems for the spacecraft bus and payload. The I&T systems are based on the EPOCH 2000 product line and software tools developed by the Company for data visualization and analysis for payload I&T.

     Station Automation. The Company has recently extended the EPOCH 2000 product line to include a new product, called the LEO-T. The LEO-T software provides fully automated un-manned operations of remote tracking stations for LEO satellites.

     Data Processing. The Company offers software tools and custom development services for satellite payload data acquisition and processing. The Company's principal work in this area has been for meteorological satellites.

     Simulation. The Company builds satellite simulators which are used for ground system checkout, training, spacecraft anomaly resolution and flight software validation.


CUSTOMERS

     In general, there are three major applications for satellites: communications, remote sensing and science. The Company has customers in each of these areas. The Company believes that the combination of its proven COTS software products and its strength as a systems integrator has positioned it to serve as an end-to-end provider of total solutions for all of these applications.

  Communications.

     The Company provides satellite command and control products for a variety of communications satellites. One of the principal advantages that the Company's products offer in the commercial sector is the ability to operate fleets of satellites from multiple vendors. This capability allows operators to reduce costs by consolidating their control centers and using a single software package to operate their satellites.

     The Company's products are currently flying communications satellites from most of the major satellite manufacturers, including Hughes Space and Communications Company, Lockheed Martin Corporation, Loral Space & Communications Ltd. and Aerospatiale. The Company's customers include GE Americom, Loral Skynet, Shinawatra Satellite Public Company Ltd. and China Telecommunications Broadcast Satellite Corporation. All of these operators have purchased the Company's products to operate their fleets of geosynchronous Earth orbit ("GEO") communications satellites.

     Remote Sensing and Meteorology.

     The Company builds command and control systems as well as payload and image data processing systems for meteorological satellites. Since its inception, the Company has provided ground systems for the U.S. National Oceanic and Atmospheric Administration ("NOAA"), including both their Geostationary Operational Environmental Satellite Program ("GOES") and the Television Infrared Observational Satellite ("TIROS") programs. The Company's systems support mission operations, instrument data processing, simulation and flight software validation. The Company also built the complete command and control system for the U.S. Air Force Defense Meteorological Satellite Program ("DMSP"), whose operations were recently transitioned to civilian control under NOAA's aegis. Since 1982, the Company has also been under contract to provide the DMSP program with satellite simulators used for training, ground system checkout and flight software analysis.

     High-performance ground systems are required to support Earth resource satellites that provide military and civilian customers with accurate image data. The Company has provided such command and control subsystems to Space Imaging/EOSAT and other operators.

     The Company's DOMSAT receive station ("DRS") is a PC-based product that receives real-time environmental information via satellite from ground-based data collection platforms and provides integrated capability for data management and analysis. The Company has sold over 70 DRS systems in the U.S. for a variety of government and commercial applications. Customers include the U.S. Geological Survey, the U.S. Army Corps of Engineers, the State of Louisiana and the City of Colorado Springs, Colorado.

  Scientific Research.

     The Company has supported a variety of diverse and complex science missions. The Company has supported more than a dozen missions for the National Aeronautics and Space Administration ("NASA"), including the Small Explorer ("SMEX") missions, International Solar-Terrestrial Physics ("ISTP") missions, X-ray Timing Explorer ("XTE") and Tropical Rainfall Measuring Mission ("TRMM"). Projects range from the development of distributed command and control systems to validation of complex embedded flight software.

     The Company was selected by the Johns Hopkins University Applied Physics Laboratory to support the first NASA Discovery Mission, the Near Earth Asteroid Rendezvous Program ("NEAR"). NEAR is the first in a series of low-cost, small-planet exploratory missions designed to gather data about asteroids in the solar system. The Company's EPOCH 2000 product forms the core of the mission's command and control ground system and also supports the spacecraft I&T.

     The National Space Program Office ("NSPO") for the Republic of China selected the Company to provide the complete command and control system for their ROCSAT-1 satellite. As a subcontractor to AlliedSignal, the Company provided the control center software, baseband hardware and system engineering and integration support. The Company also supports small satellite missions in America such as Orbital Sciences Corporation's SeaStar and Microlab programs.

MARKETING

     The Company relies upon senior corporate management, project managers and senior technical staff to carry out its marketing program, including the development and execution of marketing plans, proposal presentations and the performance of related tasks. These individuals collect information concerning requirements of current and potential customers in the course of contract performance and formal and informal briefings, from published literature and through participation in professional and industry organizations. Senior management evaluates this information, identifies potential business opportunities and coordinates proposal efforts. The primary source of business in the Company's existing markets is by referral from existing customers. Additionally, the Company advertises extensively in Space News Magazine and other industry publications.

     The Company seeks business believed to be of long-term benefit based on considerations such as technical sophistication, favorable market positioning and potential product spin-offs. One of the Company's primary marketing strategies is to anticipate and understand the changing needs of its customers and then to be prepared to meet those needs as they arise in new programs or in new program functions. This approach to marketing is mirrored in the Company's products that are highly adaptable to growth and change in the requirements of each user.

CONTRACT REVENUE

     The Company earns revenues from sales of its products and services through contracts that are funded by the U.S. Government as well as commercial and international organizations. The Company may be either a prime contractor directly to the end-user of its products and services or it may act as a subcontractor under a contract with another company.

     The percentages of revenues received by the Company from prime contracts and subcontracts for fiscal years 1998 and 1997 are as follows:

                                                  FISCAL YEAR
               CONTRACT SOURCE               1998             1997
               ---------------               ----             ----
               Prime Contract                68%              79%
                Subcontract                  32%              21%

     For a given contract, the revenue mix may include the Company's COTS software products, pass-through of third-party hardware and software, and services provided by the Company or its subcontractors. The Company, through its wholly owned subsidiary IMI, earns commission revenue by representing a number of electronic product manufacturers in Maryland, Virginia and the District of Columbia, principally in space-related markets.

     The Company generates revenue under three types of contracts: cost plus, fixed price and time and material ("T&M") contracts. Under a cost plus contract, the Company is reimbursed for allowable costs within the contractual terms and conditions and is paid a negotiated fee. The fee may be fixed or based on performance incentives. Revenue recognition under a cost plus contract is based upon actual costs incurred and a pro rata amount of the negotiated fee. Under a fixed price contract, the Company is paid a stipulated price for services or products and bears the risk of increased or unexpected costs. Revenue under a fixed price contract is recognized using the percentage of completion method of accounting based on costs incurred in relation to total estimated costs. Under a T&M contract, the Company receives fixed hourly rates intended to cover salary costs attributable to work performed on the contract and related overhead expenses, reimbursement for other direct costs and a profit. Revenue is recognized under a T&M contract at the contractual rates as labor hours and direct expenses are incurred. A significant amount of the Company's revenue is earned under cost plus contracts. To date, the vast majority of contracts for the purchase of the Company's COTS software products have been fixed priced in nature, either firm fixed price contracts or T&M fixed labor rate contracts.

     The following table summarizes the percentage of revenues attributable to each contact type for the period indicated:

                                             FISCAL YEAR     FISCAL YEAR
                    CONTRACT TYPE                1998            1997
                    -------------                ----            ----

                     Cost Plus                   41%             51%
                    Fixed Price                  56%             46%
                Time and Materials                3%              3%

     Based on recent trends, the Company believes that the relative percentage of cost plus contracts will decline in future fiscal periods.

U.S. GOVERNMENT CONTRACTS

     Company revenues from U.S. Government contracts are derived from a combination of contracts with the U.S. Government and subcontracts with other companies that have prime contracts with the U.S. Government. For fiscal years 1998 and 1997, approximately 65% and 67%, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. Government.

     NOAA, one agency, represented 43% and 41% of revenues, respectively, for fiscal years 1998 and 1997. The Company expects that at least 43% of its revenue for fiscal year 1999 will be derived from NOAA contracts. The loss of any one of these NOAA contracts could significantly affect the Company's performance. Similarly, the expiration, or termination for convenience, of any major contract could significantly affect the Company's performance if not renewed or replaced by contracts of similar value. It is estimated that the single largest NOAA contract will represent approximately 18% of the Company's fiscal year 1999 revenue. This contract is to develop the ground system used to operate the next generation of geosynchronous weather satellites at NOAA.

     U.S. Government contracts are awarded by formal advertising or procurement by negotiation. Negotiated procurements may, but do not necessarily, involve the solicitation of competitive proposals. If competitive proposals are solicited, the U.S. Government selects the proposal most advantageous to it and then conducts negotiations with the selected bidder.

     Many of the U.S. Government programs in which the Company participates as a contractor or subcontractor extend for several years but are funded only on an annual basis. Accordingly, the Company's contracts and subcontracts are subject to termination, reduction or modification in the event of changes in the government's requirements or budgetary constraints. Additionally, when the Company participates in a project as a subcontractor, it is subject to the risk that the prime contractor may fail or be unable to perform the prime contract.

     All of the Company's U.S. Government contracts and subcontracts are also subject to termination for "convenience." Should a contract be so terminated, the Company would be reimbursed for allowable costs to the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to the work actually performed.

     The Company's books and records are subject to audit by the Defense Contract Audit Agency (DCAA). Such audits can result in adjustments to contract costs and fees. Although the Company thus far has not been required to make any material audit adjustments, the possibility that such adjustments will be required always exists. Management is of the opinion that any such audit adjustments would not have a material adverse effect on the financial position or results of operations of the Company.

     The Company's contracts and subcontracts with federal government agencies are subject to competition and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company's business, financial condition and results of operations could be materially affected by changes in procurement policies, a reduction in funds available for the services provided by it and other risks generally associated with federal government contracts. New government contract awards also are subject to protest by competitors at the time of award that can result in the re-opening of the competition or evaluation process, or the award of a contract to a competitor. The Company considers such bid protests to be a customary element in the process of procuring government contracts.

     In addition to the right to terminate, U.S. Government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. In addition, contractors often experience revenue uncertainties during the first quarter of the government's fiscal year (beginning October 1) until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which the Company has served as prime contractor or a subcontractor, although there can be no assurance that this will be the case in the future.


NON-U.S. GOVERNMENT CONTRACTS


  In addition to having contracts with the U.S. Government, the Company also has contracts with commercial and international organizations. For fiscal years 1998 and 1997, approximately 35% and 33%, respectively, of the Company's revenues were derived from non-U.S. Government contracts. These contracts are typically with commercial satellite operators, satellite manufacturers, aerospace systems integrators and foreign governments.


  Most of the Company's non-U.S. Government contracts are awarded competitively and are performed on a fixed price basis. Typically, these contracts are for turnkey systems that are delivered by the Company in six to eighteen months. Payment is most often based on delivery milestones established in the Company's contract. In addition, the contracts may include a system warranty period that lasts one to two years. The Company also offers extended support for the system on a fixed price or T&M basis.


  For certain of the Company's non-U.S. Government contracts, the Company often has terms in its contracts under which the customer can enforce performance of the Company or seek damages in case the Company does not perform as agreed to in the contract. Contracts may require the Company to post a performance bond, establish an irrevocable letter of credit or agree to pay liquidated damages in the event of late delivery.


BACKLOG


  The Company's estimated backlog is as follows:


                                                SEPTEMBER 30, 1998          SEPTEMBER 30, 1997
                                            --------------------------  ---------------------------
     Outstanding Commitments (1).........            $17,389,358                  $14,010,477
     General Commitments (2).............             25,212,281                   12,490,050
                                                     -----------                  -----------
             Total.......................            $42,601,639                  $26,500,527
                                                     ===========                  ===========

--------------
(1)  Represents orders that are firm and funded.
(2) Represents orders that are firm but not yet funded and contracts awarded but not yet signed.

  Under outstanding commitments, the Company agrees to provide specific services, frequently over an extended period of time, with continued performance of those services contingent upon the customer's year-to-year decision to fund the contract.

  General commitments consist of contract options and sole source business that management believes likely to be exercised or awarded in connection with existing contracts. Contract options are the Company's contractual agreement to perform specifically defined services only in the event the customer thereafter requests the Company to do so. Sole source business refers to contract work which the Company reasonably expects to be awarded based on its unique expertise in a specific area or because it has previously done all such work in that area for the customer or prime contractor who will award the contract. The Company estimates that 55% of backlog as of September 30, 1998 will be completed during fiscal year 1999. Estimated backlog includes contract options through September 30, 2002, including general commitments.

  Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The Company's total contract backlog represents management's estimate of the aggregate unearned revenues expected to be earned by the Company over the life of all of its contracts, including option periods. Because many factors affect the scheduling of projects, there can be no assurance as to when revenues will be realized on projects included in the

Company's backlog. In addition, although contract backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle the Company to all or a portion of its costs incurred and potential fees to the date of cancellation.

  However, the Company also believes that backlog is not necessarily indicative of future revenues. The Company's backlog typically is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. Government contracts included in backlog may be terminated at the convenience of the government.

COMPETITION

  The Company experiences significant competition in all of the areas in which it does business. The Company believes it is one of four companies in the United States which derive the major portion of their revenue from the development of satellite ground systems. The Company competes with numerous companies having similar capabilities, some of which are larger and have considerably greater financial resources, including Lockheed Martin Corporation, Loral Space & Communications Ltd., Orbital Sciences Corporation, AlliedSignal, Computer Sciences Corporation, Alcatel Espace, Matra Marconi Space and Aerospatiale. Many of these competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. In addition, several smaller companies have specialized capabilities in similar areas. In general, the markets in which the Company competes are not dominated by a single company; instead, a large number of companies offer services that overlap and are competitive with those offered by the Company. There can be no assurance that the Company will be able to compete successfully.

  Because its command and control business is specialized and the Company is a leader in COTS software products, the market for this business is somewhat less competitive. In the command and control software market, the Company competes against other companies in the space industry. The Company's products also face competition from certain Government off the Shelf (GOTS) products for satellite command and control. In its other business areas, ground equipment and systems integration, the Company competes against systems integrators and product manufacturers.

  The Company believes that the principal competitive factors in the businesses in which it operates are technical understanding, management capability, past contract performance, personnel qualifications and price.

  The Company principally obtains contracts and subcontracts through competitive procurements offered by the U.S. Government or commercial enterprises. Because of its size, the Company often joins with a larger company in pursuing major procurements. It is not unusual for the Company to compete with a company for a contract while simultaneously joining with the same company in pursuit of another contract.

  It is not possible to predict how the Company's competitive position may be affected by changing economic or competitive conditions, customer requirements or technological developments.

PROPRIETARY RIGHTS

  The Company regards its products as proprietary trade secrets and confidential information. The Company relies on a combination of common law copyright and trade secret laws, third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that in spite of these precautions, an unauthorized third party will not obtain and use information that the Company considers proprietary. To date, the Company has not registered any of its copyrights or trademarks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's products. None of the Company's software is patented. The Company believes that it has all necessary rights to market its products, although there can be no assurance third parties will not assert infringement claims in the future.

  The Company believes that, due to the nature of its products, the skill of personnel, knowledge and experience of management, and familiarity with the operation of the Company's products are more important in maintaining a leadership position in the industry than the protection of intellectual property rights.

EMPLOYEES

  The Company believes that its employees and their knowledge and capabilities are a major asset. The Company has been successful in attracting and retaining employees skilled in its core business competencies. The Company intends to continue to employ highly skilled personnel, as well as personnel knowledgeable concerning the needs and operations of its major customers.

  As of December 8, 1998, the Company employed approximately 184 employees of whom 180 are full-time employees and 148 of whom are considered professionals in engineering related disciplines. Of the engineering professionals, 94% have undergraduate degrees in a scientific discipline and 45% of those have advanced degrees in a scientific discipline. Approximately 86% of the engineering staff have at least seven years experience.

  The Company believes that its relations with its employees are good. None of the Company's employees are covered by collective bargaining agreements.

  There is significant competition for employees with the computer, engineering and information technology skills required to perform the services the Company offers. The Company's success will depend in part upon the Company's ability to attract, retain, train and motivate highly skilled employees.

RESEARCH AND DEVELOPMENT

  The Company is continually engaged in research and development activities both to improve its existing software products as well as probe additional product areas for the future growth and development of the Company. Currently, the Company is focusing its research and development efforts primarily on developing and improving the user interface systems for its COTS software products. In fiscal years 1998 and 1997, total capitalized software development expenditures were $693,309 and $816,730 respectively.

ENVIRONMENT

  No material effects on the Company's expenditures, earnings, or competitive position are anticipated as a result of compliance with federal, state, and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise related to the protection of the environment.

FINANCING

  The Company has access to a general line of credit facility through which it can borrow up to $3.0 million. Borrowings under the line of credit bear interest at the Eurodollar Rate plus 1.9% per annum. Any accrued interest is payable monthly. The line of credit is secured by the Company's billed and unbilled accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The line expires February 28, 1999. At September 30, 1998 and 1997, the Company had outstanding balances of zero dollars and $500,000, respectively, under such line of credit.

  The Company also has access to a $2.0 million equipment lease line of credit under which it had $1,150,000 and zero dollars outstanding as of September 30, 1998 and 1997 respectively. The balance is payable over 36 months and bears interest at a rate of 8.8% per annum. The unused portion of the line of credit will be used to finance future equipment purchases under substantially similar terms.

   See Footnote Numbers 5 and 7 of the notes to the Financial Statements for further information regarding these matters.

FINANCIAL INFORMATION IN INDUSTRY SEGMENTS

   During the year ended September 30, 1998, the Company's operations included two reportable segments:

Satellite ground systems and electronic test instrumentation and equipment marketing.

   The Company provides satellite ground systems - computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include US Government organizations such as National Aeronautics and Space Administration (NASA), the National Oceanic and Atmospheric Administration (NOAA), and the US Air Force, as well as commercial satellite operators, both domestic and foreign.

  Through its wholly-owned subsidiary, Integral Marketing, Inc. (IMI), the Company acts as a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. (The Company's other wholly-owned subsidiary, InterSys, Inc. provides consulting services for satellite design and procurement, but is presently inactive.)

   See Footnote Number 12 of the notes to the Financial Statements for financial information regarding these segments.

ITEM 2.   PROPERTIES
          -----------

  The Company's headquarters occupies approximately 25,600 square feet at 5000 Philadelphia Way, Lanham, Maryland 20706. The lease expires March 15, 1999, and the annual lease cost for this lease is approximately $226,000, excluding operating expenses of approximately $43,520. During fiscal year 1997 the Company contracted for an additional 17,638 square feet of space at 4200 Forbes Blvd. Lanham, Maryland 20706. This second lease expires April 15, 1999 and has an annual lease cost, excluding operating expenses, of approximately $148,000. The Company believes that adequate additional suitable space will be available as required.

  The Company is currently renegotiating its lease with its headquarters landlord to both expand its space and extend the term of its lease.

  The Company believes that it has adequate insurance coverage to protect its properties and assets.

ITEM 3.   LEGAL PROCEEDINGS
          ----------------

  The Company is from time to time involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, would be likely to have a material adverse effect on the Company's business, financial condition or results of operations.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
          ---------------------------------------------------

  The Annual Meeting of Shareholders was held on July 22, 1998. The following matters were voted on by shareholders, and received the votes indicated.

     1.   The shareholders elected the following individuals to the Board of
Directors:

------------------------------------------------------------------------------------------------------------
DIRECTOR                      FOR                 AGAINST               ABSTAIN           BROKER NON-VOTES
------------------------------------------------------------------------------------------------------------
Dominic A. Laiti               5,616,474               0                  196,902                 0
------------------------------------------------------------------------------------------------------------
Robert P. Sadler               5,616,474               0                  196,902                 0
------------------------------------------------------------------------------------------------------------
Thomas L. Gough                5,616,474               0                  196,902                 0
------------------------------------------------------------------------------------------------------------
R. Doss McComas                5,616,474               0                  196,902                 0
------------------------------------------------------------------------------------------------------------
Steven R. Chamberlain          5,616,474               0                  196,902                 0
------------------------------------------------------------------------------------------------------------
Bonnie K. Wachtel              5,616,474               0                  196,902                 0
-------------------------------------------------------------------------------------------------------------

     2. The shareholders ratified the appointment of Rubino & McGeehin, Chartered as independent accountants to the Company for the fiscal year ending September 30, 1998, as follows:


          -----------------------------------------------------------------------------------------------------
                                        FOR                  AGAINST                ABSTAIN
          -----------------------------------------------------------------------------------------------------
          TOTAL                       5,620,784                9,300                   183,292
          ------------------------------------------------------------------------------------------------------

     3. The shareholders did not approve a proposed amendment to the Articles of Amendment and Restatement of the Articles of Incorporation that would have provided for a staggered Board of Directors and that would have provided that directors be removed only for cause and then only by the affirmative vote of at least sixty-seven percent of the holders of the aggregate combined voting power of all classes of capital stock entitled to vote. The vote was as follows:

          --------------------------------------------------------------------------------------------------------
                                        FOR                  AGAINST                ABSTAIN
          --------------------------------------------------------------------------------------------------------
          TOTAL                       3,588,532                536,920               1,687,924
          ------------------------------------------------------------------------------------------------------


     4. The shareholders did not approve a proposed amendment to the Articles of Amendment and Restatement of the Articles of Incorporation which would have provided for the authorization of 1,000,000 shares of series preferred stock, par value $0.01, and would have vested in the Board of Directors the power to classify or reclassify such stock in one or more series. The vote was as follows:

          -----------------------------------------------------------------------------------------------------
                               FOR                  AGAINST                ABSTAIN
          -----------------------------------------------------------------------------------------------------
          TOTAL                3,487,782                601,720              1,723,874
          ------------------------------------------------------------------------------------------------------

     5. The shareholders approved a proposed amendment to the Company's 1988 Stock Option Plan, as amended and restated January 1, 1994, which authorized an increase in the number of shares of the Company's common stock, par value $0.01, available for issuance thereunder by 600,000 shares and which allows for a "cashless" exercise of stock options issued after such amendment:

          --------------------------------------------------------------------------------------------------------
                               FOR                  AGAINST                ABSTAIN
          --------------------------------------------------------------------------------------------------------
          TOTAL                3,646,182              450,020              1,717,174
          --------------------------------------------------------------------------------------------------------

                                    PART II


ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER'S
          ---------------------------------------------------------------
          MATTERS
          -------


  The following table sets forth the high and low prices of the Common Stock as reported by The Nasdaq National Market, where the Common Stock trades under the Symbol "ISYS." The prices reported have been adjusted to give retroactive effect to changes resulting from stock dividends and stock splits.


              1998 FISCAL YEAR                      HIGH            LOW
             -----------------                     -----            ---

               First Quarter                        7.06             4.88
               Second Quarter                      16.00             6.59
               Third Quarter                       17.00            11.69
               Fourth Quarter                      18.50            10.63


              1997 FISCAL YEAR                      HIGH              LOW
             -------------------                   -----            ------

               First Quarter                        5.17             3.25
               Second Quarter                       5.08             3.66
               Third Quarter                        5.58             3.58
               Fourth Quarter                       6.00             4.50

   As of September 30, 1998, there were approximately 1,306 holders of record of the Company's Common Stock.

  Historically, the Company has not paid any cash dividends, nor does the Company anticipate declaring or paying cash dividends in the foreseeable future. Instead, the Company intends to invest earnings in the operations, development and growth of its business. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined in light of any applicable contractual restrictions limiting the Company's ability to pay dividends, the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  On October 1, 1998, the Company indefinitely postponed its secondary offering and withdrew its registration statement on Form S-1 filed with the Securities and Exchange Commission on July 2, 1998, as amended on July 13, 1998, due to adverse market conditions.

ITEM 6.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          ---------------------------------------------------------------
          RESULTS OF OPERATIONS
          ---------------------


                        COMPARISON OF FISCAL YEAR 1998
                        ------------------------------
                              TO FISCAL YEAR 1997
                              -------------------


OVERVIEW

  Integral Systems, Inc. builds satellite ground systems for command and control, integration and test, data processing, and simulation. Since its inception in 1982, the Company has provided ground systems for over 100 different satellite missions for communications, science, meteorology, and earth resource applications. The Company has an established domestic and international customer base that includes government and commercial satellite operators, spacecraft and payload manufacturers, and aerospace systems integrators.

  The Company has developed innovative software products that reduce the cost and minimize the development risk associated with traditional custom-built systems. The Company believes that it was the first to offer a comprehensive COTS (Commercial-Off-The-Shelf) software product line for command and control. As a systems integrator, the Company leverages these products to provide turnkey satellite control facilities that can operate multiple satellites from any manufacturer. These systems offer significant cost savings for customers that have traditionally purchased a separate custom control center for each of their satellites.

RESULTS OF OPERATIONS

     The components of the Company's income statement as a percentage of revenue are depicted in the following table for the fiscal years ended September 30, 1998 and September 30, 1997:

                                                             % OF                                       % OF
                                      1998                 REVENUE                1997                 REVENUE
                             -----------------------  ------------------  ---------------------  -------------------
                                 (IN THOUSANDS)                              (IN THOUSANDS)
Revenue                              $28,036                100.0               $20,059                 100.0
Cost of revenue                       20,677                 73.8                16,020                  79.9
                                     -------                -----               -------                 -----

Gross margin                           7,359                 26.2                 4,039                  20.1
SG&A                                   3,047                 10.9                 2,303                  11.5
Offering Expenses                        378                  1.4                     0                   0.0
Prod. amortization                       660                  2.4                   660                   3.3
                                     -------                -----               -------                 -----

Income from operations                 3,274                 11.7                 1,076                   5.3
Other income (exp.) net                 -167                  -.6                   -64                   -.3
                                     -------                -----               -------                 -----

Income before taxes                    3,107                 11.1                 1,012                   5.0
Income taxes                           1,198                  4.3                   383                   1.9
                                     -------                -----               -------                 -----

Net income                             1,909                  6.8                   629                   3.1
                                     =======                =====               =======                 =====

REVENUE


   The Company earns revenue from sales of its products and services through contracts that are funded by the U.S. Government, both as a prime contractor or a subcontractor, as well as commercial and international organizations. The Company, through its wholly-owned subsidiary IMI, earns commission revenue by representing a number of electronic product manufacturers in Maryland, Virginia and the District of Columbia, principally in space related markets.

   Internally, the Company classifies revenues in two separate categories on the basis of the contracts' procurement and development requirements: (i) contracts which require compliance with Government procurement and development standards ("Government Services") are classified as government revenue, and (ii) contracts conducted according to commercial practices ("Commercial Products and Services") are classified as commercial revenue, regardless of whether the end customer is a commercial or government entity. Sales of the Company's COTS products are classified as Commercial Products and Services revenue. IMI sales of third-party hardware and software are also classified as Commercial Products and Services revenue.

   For the fiscal years ended September 30, 1998 and 1997 the Company's revenues were generated from the following sources:


   REVENUE TYPE                          1998                 1997
   ------------                         ------               ------

   COMMERCIAL PRODUCTS & SERVICES
   Commercial Users                        35%                  33%
   U.S. Government Users                    8                   10
                                          ----                 ----
      Subtotal                             43                   43
                                          ----                 ----

   GOVERNMENT SERVICES
   NOAA                                    43                   41
   NASA                                     5                    9
   Other U.S. Government Users              9                    7
                                          ----                 ----
      Subtotal                             57                   57
                                          ----                 ----

     Total                                100%                 100%
                                          ====                 ====

  Based on the Company's revenue categorization system, the Company classified 43% of its revenue as Commercial Products and Services revenue with the remaining 57% classified as Government Services revenue for both the fiscal years ended September 30, 1998 and 1997. By way of comparison, if the revenues were classified strictly according to end-user (independent of the Company's internal revenue categorization system), the U.S. Government would account for 65% and 67% of the total revenues for fiscal years 1998 and 1997, respectively.

   On a consolidated basis, revenue increased 39.8%, or $7.9 million, to $28.0 million for fiscal year 1998, from $20.1 million for fiscal year 1997. The increase was principally due to increases in both the Company's Government Services revenues and the Company's Commercial Products and Services revenues, the latter reflecting an expanding market acceptance for and sales of the Company's EPOCH product line and related services.

COST OF REVENUE/GROSS MARGIN

   The Company computes gross margin by subtracting cost of revenue from revenue. Included in cost of revenue are direct labor expenses, overhead charges associated with the Company's direct labor base and other costs that can be directly related to specific contract cost objectives, such as travel, consultants, equipment, subcontracts and other direct costs.

  Gross margins on contract revenues vary depending on the type of product or service provided. Generally, license revenues (related to the sale of the Company's COTS products) have the greatest gross margins because of the minimal associated marginal costs to produce. By contrast, gross margins rates for equipment and subcontract pass-throughs seldom exceed 15%. Engineering service gross margins typically range between 20% and 30%, while gross margins for IMI vary considerably depending on sales volume achieved.

  During fiscal year 1998, cost of revenue increased to $20.7 million from $16.0 million in fiscal year 1997 due primarily to increases in direct labor and related overhead costs necessary to staff the Company's new contracts and revenue growth. Cost of revenue expressed as a percentage of revenues, declined to 73.8% for fiscal year 1998 from 79.9% for fiscal year 1997 primarily due to a lower percentage of equipment and subcontract costs in the fiscal year 1998 cost of revenue mix.

  The Company's gross margin increased 82.2%, or $3.4 million, to $7.4 million for fiscal year 1998 from $4.0 million for fiscal year 1997. The increase was principally due to margin percentage improvements in all of the Company's revenue components (i.e. licenses, engineering services, pass-throughs and IMI) coupled with revenue growth. Most notably, engineering services margins increased considerably due to the virtual elimination of project overruns that adversely affected margins during fiscal year 1997. As a result of the foregoing factors, gross margin as a percentage of revenue was 26.2% during fiscal year 1998 compared to 20.1% for fiscal year 1997.

OPERATING EXPENSES/ INCOME FROM OPERATIONS

   Selling, General & Administrative expenses (SG&A) increased to approximately $3.0 million in fiscal year 1998 from $2.3 in fiscal year 1997. The change was primarily due to increases in the Company's selling and marketing infrastructure costs combined with increased bid and proposal expenses. As a percentage of revenue, however, SG&A accounted for only 10.9% of revenue in fiscal year 1998 compared to 11.5% in the preceding fiscal year. Product amortization was $660,000 for both fiscal years 1998 and 1997.

   During fiscal year 1998, the Company charged approximately $380,000 to operating expense in connection with its decision to indefinitely postpone a secondary public offering that was registered with the Securities and Exchange Commission (SEC) in July 1998 on Form S-1 and subsequently withdrawn in September 1998.

   Income from operations increased 204.3% to $3.3 million for fiscal year 1998 from $1.1million for fiscal year 1997 primarily due to increases in gross margin dollars described above. As a percentage of revenue, income from operations increased to 11.7% for fiscal year 1998 from 5.3% for the prior year. This increase was principally the result of improved gross margin rates combined with lower percentages of SG&A and product amortization as a function of revenue.

   The Company's effective tax rate was 38.6% and 37.8% for fiscal years 1998 and 1997 respectively.

OUTLOOK

  The Company's strong fiscal year results represent a continued trend from prior fiscal years of increased sales and profitability on those sales. At this time the Company has a significant backlog of work to be performed, as well as potential contract awards it believes are probable based on proposals in the pipeline. Management believes that operating results for future periods will continue to improve based on the following assumptions:

     . Demand for satellite technology and related products and services will continue to expand

     . Sales of its software products and engineering services will continue to increase

     .    Sales from its IMI subsidiary will continue to grow

                        LIQUIDITY AND CAPITAL RESOURCES
                        -------------------------------

   Since the Company's inception in 1982, it has been profitable on an annual basis and has generally financed its working capital needs through internally generated funds, supplemented by borrowings under the Company's general line of credit facility with a commercial bank and the proceeds from the Company's initial public offering in 1988.

   For fiscal year 1998, the Company generated approximately $2.6 million of cash from operating activities and used approximately $800,000 for investing activities, including approximately $690,000 for newly capitalized software development costs. During fiscal year 1998, the Company also purchased approximately $110,000 of fixed assets (principally new computers and equipment) and procured an additional $800,000 of electronic equipment under capital lease.

   The Company has access to a general line of credit facility through which it can borrow up to $3.0 million. Borrowings under the line of credit bear interest at the Eurodollar Rate plus 1.9% per annum. Any accrued interest is payable monthly. The line of credit is secured by the Company's billed and unbilled accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The line expires February 28, 1999. At September 30, 1998, the Company had no amounts outstanding under the line of credit.

   The Company also has access to a $2.0 million equipment lease line of credit under which it had $1,150,000 outstanding as of September 30, 1998. The balance is payable over 36 months and bears interest at a rate of 8.8% per annum. The unused portion of the line of credit will be used to finance future equipment purchases under substantially similar terms.

   The Company currently anticipates that its current cash balances, amounts available under its credit facilities and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. The Company believes that inflation did not have a material impact on the Company's revenues or income from operations in fiscal years 1998 and 1997 to date.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. To distinguish 21st century dates from 20th century dates, these date code fields must be able to accept four digit entries. The Company has evaluated its information technology infrastructure and its software products for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure or its software products to be Year 2000 compliant will be material to its business, financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. No assurance can be given, however, that unanticipated or undiscovered Year 2000 compliance problems would not have a material adverse effect on the Company's business, financial condition or results of operations.

  In addition, the Company has limited information concerning the compliance status of its suppliers. Although the Company is not dependent on any one supplier or any group of suppliers, in the event that any of the Company's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business, financial condition or results of operations could be materially adversely affected.

FORWARD LOOKING STATEMENTS

  Certain of the statements contained in this section, including those under the headings "Outlook" and "Liquidity and Capital Resources" are forward-looking.
In addition, from time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. While the Company believes that these statements are and will be accurate, a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's statements. The Company's business is dependent upon general economic conditions and upon various conditions specific to its industry, and future trends cannot be predicted with certainty. Particular risks and uncertainties that may effect the Company's business including the following:

     . The presence of competitors with greater financial resources and their strategic response to the Company's new services.

     . The potential obsolescence of the Company's services due to the introduction of new technologies.

     . The response of customers to the Company's marketing strategies and services.

     .    Changes in activity levels in the Company's core markets.